Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

AV HOMES, INC.

(“Parent”)

AVH ACQUISITION, LLC

(“Buyer”)

ROYAL OAK HOMES, LLC

(“Seller”)

and

Each of the Members of Seller

(“Seller Members”)

Dated as of March 13, 2014

Acquisition of the Business of Royal Oak Homes

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES		1
1.1	Purchased Assets	1
1.2	Excluded Assets	4
1.3	Assumed Liabilities	5
1.4	Excluded Liabilities	5
1.5	Unassignable Contracts and Permits	6
1.6	Taking of Necessary Action; Further Action	7
ARTICLE II PURCHASE PRICE AND CLOSING		8
2.1	Purchase Price	8
2.2	Equity Value	8
2.3	Closing Indebtedness	9
2.4	Earn-Out	9
2.5	Closing	11
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER MEMBERS		11
3.1	Organization, Standing and Power	11
3.2	Capitalization	12
3.3	Subsidiaries	12
3.4	Authority; No Conflict; Required Filings and Consents	13
3.5	Financial Statements; Indebtedness	14
3.6	Absence of Certain Changes	14
3.7	No Undisclosed Liabilities	16
3.8	Organizational Documents	16
3.9	Taxes; Unclaimed Property	16
3.10	Properties	17
3.11	Sufficiency of Assets	24
3.12	Intellectual Property	25
3.13	Software and Information Technology	26
3.14	Contracts	27
3.15	Vendors and Suppliers	29
3.16	Insurance	30
3.17	Litigation	30
3.18	Environmental Matters	30
3.19	Employee Benefit Plans	31
3.20	Compliance with Law	33
3.21	Employee and Labor Matters	34
3.22	Related-Party Transactions	36
3.23	Business Collateral	36
3.24	Hanover Bulk Purchase	36
3.25	Home Warranty Obligations	36
3.26	Covenants, Conditions and Restrictions	37
3.27	Retail Sales Contracts	37
3.28	Homeowners’ Associations	37
3.29	Coastal Construction Control Line	37

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3.30	Disclosure	37
3.31	No Brokers; Fees	38
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		38
4.1	Organization, Standing and Power	38
4.2	Authority; No Conflict; Required Filings and Consents	38
4.3	Litigation	39
4.4	Financing	39
4.5	No Brokers; Fees	39
ARTICLE V CONFIDENTIALITY		40
5.1	Confidentiality	40
ARTICLE VI ADDITIONAL AGREEMENTS		40
6.1	Public Disclosure	40
6.2	Restrictive Covenants	40
6.3	Employee Matters	41
6.4	Certain Home Warranty Obligations	43
6.5	Hanover Bulk Purchase; Certain Excluded Properties	44
6.6	Substitution of Collateral	44
6.7	Preparation of Financial Information	44
6.8	Name Change	45
6.9	Consent of Seller Members	45
ARTICLE VII TAX MATTERS		45
7.1	Property Taxes; Transfer Taxes	45
7.2	Income and Franchise Taxes	46
7.3	Allocation of Purchase Price	46
ARTICLE VIII CLOSING DELIVERIES		47
8.1	Closing Deliveries of Seller and Seller Members	47
8.2	Closing Deliveries of Parent and Buyer	49
ARTICLE IX FEES AND EXPENSES; AMENDMENT		50
9.1	Fees and Expenses	50
9.2	Amendment	50
9.3	Waiver	50
ARTICLE X INDEMNIFICATION		50
10.1	Indemnification by Seller and Seller Members	50
10.2	Indemnification by Parent	51
10.3	Claims for Indemnification	51
10.4	Survival	53
10.5	Limitations and Other Terms	53
10.6	Allocation of Liability Among Seller Members	55
10.7	Set-Off; First Recourse to Earn-Out Payment	55
ARTICLE XI MISCELLANEOUS		56
11.1	Notices	56
11.2	Entire Agreement	57
11.3	No Third-Party Beneficiaries	58
11.4	Assignment	58
11.5	Severability	58
11.6	Counterparts, Signature and Seal	58

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11.7	Interpretation	59
11.8	Governing Law	59
11.9	Remedies	59
11.10	Submission to Jurisdiction	59
11.11	Seller Disclosure Letter	60
11.12	Waiver of Jury Trial	60
11.13	Further Assurances	60
ARTICLE XII DEFINITIONS		60
12.1	Certain Defined Terms	60
12.2	Additional Defined Terms	65

SCHEDULES

Schedule A	Seller Members
Schedule 1.1(b)	Take Down Contracts
Schedule 1.1(h)	Assumed Real Property Leases
Schedule 1.1(k)	Assigned Contracts
Schedule 1.2(i)	Specified Excluded Assets
Schedule 1.3(c)	Specified Assumed Liabilities
Schedule 2.4(a)(iv)	Specified Projects
Schedule 2.4(a)(v)	Performance Objectives
Schedule 7.3	Allocation of Purchase Price
Schedule 8.1(a)	Required Consents

EXHIBITS

Exhibit A	Hanover Agreement
Exhibit B	Form of Bill of Sale and Assumption Agreement

SELLER DISCLOSURE LETTER

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of March 13, 2014, among AV Homes, Inc., a Delaware corporation (“Parent”), AVH Acquisition, LLC, a Florida limited liability company and wholly owned Subsidiary of Parent (“Buyer”), Royal Oak Homes, LLC, a Florida limited liability company (“Seller”), and each of the members and beneficial owners of Seller, as listed on Schedule A to this Agreement (“Seller Members”).

A. Seller is in the business of residential land acquisition, residential real property development, homebuilding and subsequent sales of such homes (the “Business”).

B. Buyer desires to acquire substantially all of the assets and assume certain liabilities of Seller utilized in, related to, or arising from the Business, and Seller desires to transfer such assets and assign such liabilities to Buyer, on the terms and conditions set forth herein.

C. Simultaneous with the execution and delivery of this Agreement, the Key Employees are entering into new employment agreements with Parent or one of its Subsidiaries (the “Employment Agreements”).

D. Simultaneous with the execution and delivery of this Agreement, Parent, Hanover Land Company, LLC, a Florida limited liability company, and certain of its Affiliates (collectively, “Hanover”), all of which are Affiliates of Seller, are entering into an agreement (the “Hanover Agreement”), a copy of which is attached as Exhibit A. Among other things, the Hanover Agreement provides for (i) the execution of new contracts between Buyer and Hanover, relating to certain assets currently held by Hanover (including assets currently subject to contracts between Seller and Hanover), (ii) the consummation of certain of such contracts on the date hereof (the “Hanover Bulk Purchase”), (iii) certain representations, warranties and covenants relating thereto, (iv) a right of first offer in favor of Parent on all Hanover residential land projects for two years after the date hereof, (v) non-competition arrangements with William S. Orosz, Jr., and (vi) certain other transitional arrangements for William S. Orosz, Jr., all on terms and conditions more particularly set forth in the Hanover Agreement.

E. Certain capitalized terms used in this Agreement are defined in Section 12.1.

In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties, intending to create a contract under seal, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF

CERTAIN LIABILITIES

1.1 Purchased Assets. In reliance on the representations and warranties contained herein, Seller hereby sells, transfers, conveys, and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all tangible and intangible property and assets of Seller utilized in, related to, or arising from the Business, as the same exist on the date hereof, wherever located, and whether or not reflected in Seller’s books and records (the “Purchased Assets”), other than

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the Excluded Assets, which Excluded Assets shall not constitute Purchased Assets. Without limiting the generality of the foregoing provisions of this Section 1.1, the Purchased Assets include all of Seller’s right, title, and interest, if any, in and to:

(a) all real estate directly or indirectly owned by Seller, without regard to whether such real property is used solely in the operation or conduct of the Business, including all buildings, structures, installations, fixtures, and other improvements situated thereon and all access, easements, rights of way, alleys, strips or gores adjoining the real estate, air, water, mineral, riparian, development, utility, and other rights, entitlements, and appurtenances of Seller therein or thereunto pertaining, including, all accessions, privileges, and incentives, together with any and all fixtures attached to or used in connection with the ownership, maintenance, or operation of the real estate or improvements located thereon (collectively, the “Owned Real Property”);

(b) all land acquisition agreements between Seller, as buyer, and any other Person (other than Hanover), as seller, together with all modifications, amendments and supplements (whether written or verbal), and including any and all agreements granting Seller a right of first refusal or right of first offer with respect to certain real estate, as listed on Schedule 1.1(b) (the “Take Down Contracts”) and all other rights, powers, privileges, options, or other benefits associated with, that pertain to, are attributable to, are appurtenant to, apply to, or which otherwise benefit the Business or the Real Property;

(c) all earnest money deposits and other forms of security (whether or not held in escrow), all accounts and notes receivable (including any security interests with respect thereto), and all promotional allowances, rebates, and similar items related to the Business or the Real Property or that otherwise constitute a portion of the Purchased Assets;

(d) all assets owned by Seller relating to Seller’s design center and model homes; all offering circulars, manuals, advertising and marketing materials and brochures related to the Real Property; all form purchase and sale agreements and documents related thereto with respect to the Real Property; and all project monument, billboard, signage, banners, and related materials;

(e) all utility arrangements, and other agreements, instruments, certificates, or documents including any and all rights and benefits under the Permitted Liens, relating to the ownership, operation, use, and occupancy of the Real Property;

(f) all homes under construction and any other inventory, together with all merchandise, supplies, displays, promotional materials, raw materials, and work-in-process;

(g) all of Seller’s rights to architectural and engineering plans, subject to applicable fees for the reuse, signing and sealing of such plans, water and sewer, electrical and building plans, and all other plans and specifications, drawings and other similar documents relating to the Real Property, to the extent assignable;

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(h) each Third Party Lease and Real Property Lease listed on Schedule 1.1(h) (each, an “Assumed Real Property Lease”) and all interests of Seller therein, including real estate fixtures, leasehold improvements, security and other deposits, common area maintenance refunds, adjustments, and other amounts now or hereafter payable to Seller under or in respect of such Assumed Real Property Leases;

(i) all furniture, fixtures, and equipment related to the Business, including construction equipment, motor vehicles, computer and telecommunications hardware and software, and information technology systems;

(j) all Intellectual Property of Seller related to the Business (the “Purchased Intellectual Property”);

(k) all commitments and purchase orders received and accepted by Seller in the Ordinary Course of Business, all Retail Sales Contracts, and all other contracts of Seller related to the Business that are listed on Schedule 1.1(k) (together with the Assumed Real Property Leases, the Take Down Contracts and the Retail Sales Contracts held by Retail Sales Subsidiary, the “Assigned Contracts”);

(l) all Permits related to the Real Property or the Business, to the extent assignable (the “Assigned Permits”);

(m) all prepaid utilities, prepaid rents, prepaid development fees and deposits, impact fees, traffic concurrency fees, water and sewer fees, Association fees, shared cost agreement related fees, prepaid costs and expenses (the value of which shall be taken into account in the calculation of Equity Value pursuant to Section 2.2), advance payments and other prepayments, security deposits and other deposits, prepaid property Taxes, and other similar assets and amounts related to the Business or the Real Property;

(n) all customer, supplier, and service-provider lists and similar information related to the Business, all other contact information, mailing lists, and similar files related to the Business, and all property records, environmental, soil, species, geological, studies and certificates, surveys, and other books, reports, technical descriptions, databases, information, and Records related to the Business (other than the Excluded Records); provided, however, that Seller may retain a copy of the Records for legal and accounting archival purposes;

(o) all telephone numbers (including cellular telephone numbers), fax numbers, e-mail addresses, postal addresses, and postal boxes related to the Business;

(p) all rights, claims, demands and causes of action against third parties and all rights of Seller under any indemnification, representation, warranty, covenant, contractual rights, or guarantee by any third party related to the Business or the Real Property (including any builder, contractor, subcontractor, manufacturer, supplier, or other transferor of any Purchased Asset or any product or service that Seller received or relating to Home Warranty Obligations, all related rights under any insurance policy or coverage of any such third party, all actions pertaining to the development, construction, design or completion of the Real Property or the common areas, streets, utilities or other

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subdivision infrastructure), but only to the extent they are for the benefit of, and applicable to, the Real Property or the Business;

(q) all claims, causes of action, refunds, rights of recovery, rights of setoff, and rights of recoupment of any kind against third parties relating to the Purchased Assets or Home Warranty Obligations, whether or not asserted before the date hereof (including awards or proceeds in connection with insurance and any eminent domain taking);

(r) all of the equity interests in Retail Sales Subsidiary;

(s) subject to Section 2.3, all cash, cash equivalents, securities; and

(t) all goodwill and other self-created intangibles (including supplier-based intangibles such as favorable supplier relationships) related to the Business.

1.2 Excluded Assets. Notwithstanding Section 1.1, the Purchased Assets do not include the following (the “Excluded Assets”):

(a) Seller’s organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, general ledgers, Tax Returns, seals, minute books, equity transfer books, and similar documents of Seller relating to the organization, maintenance, and existence of Seller as a limited liability company, and all payroll, personnel and employment records for all current or former employees of Seller to the extent that their transfer is prohibited by Applicable Law (collectively, the “Excluded Records”);

(b) bank accounts, cash accounts, investment accounts, deposit accounts, credit cards, debit cards, and similar items of Seller (but not any cash, cash equivalents, or securities contained in such accounts);

(c) all contracts, agreements, and arrangements that are not Assigned Contracts;

(d) all Employee Benefit Plans, all assets held in relation to Employee Benefit Plans, and any contract, policy, or arrangement relating to Employee Benefit Plans;

(e) Seller’s insurance policies, including premium adjustments, and prepaid insurance premiums, along with all claims, causes of action, proceeds or other rights under such policies, in each case other than as they relate to Home Warranty Obligations;

(f) all rights of Seller under this Agreement or any Seller Ancillary Document;

(g) any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes paid by Seller, or for which Seller is responsible;

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(h) any claims against any Person to the extent they relate to Excluded Assets or Excluded Liabilities; and

(i) all assets and contracts listed on Schedule 1.2(i).

1.3 Assumed Liabilities. Subject to and on the terms and conditions contained herein, Buyer hereby assumes only the following liabilities and obligations of Seller (the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller under the Assigned Contracts, but only to the extent that such liabilities and obligations:

(i) relate to performance to occur after the date hereof;

(ii) do not arise from or relate to a breach by Seller of any obligation of Seller under any provision of any of the Assigned Contracts; and

(iii) do not arise from or relate to any event, circumstance, or condition occurring or existing before the date hereof that, with notice, lapse of time, or both, would constitute or result in either (A) a breach by Seller of any obligations of Seller under any provision of any Assigned Contract or (B) a breach of any of the representations and warranties set forth in Article III.

(b) all trade accounts payable incurred by Seller in the Ordinary Course of Business and included as liabilities on the Closing Statement (the “Trade Accounts Payable”); and

(c) the liabilities of Seller listed on Schedule 1.3(c).

1.4 Excluded Liabilities.

(a) Other than the Assumed Liabilities, neither Parent nor Buyer is assuming or will be liable or obligated for any liability, obligation, or claim of any nature of Seller or its Affiliates, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or whether arising out of acts or occurrences before, on, or after the date hereof (the “Excluded Liabilities”).

(b) For the avoidance of doubt, neither Parent nor Buyer is assuming or will be liable for, and Excluded Liabilities include:

(i) all Home Warranty Obligations relating to Retail Sales Contracts executed prior to Closing or otherwise arising or attributable to the period prior to Closing, except to the extent expressly provided in Section 6.4;

(ii) to the extent not Trade Accounts Payable, all obligations or liabilities relating to the acquisition, occupancy, operation, use, or control of the Real Property prior to the Closing, including any obligation or liability arising

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under Applicable Laws (including RESPA, the Interstate Land Sales Full Disclosure Act of 1968 and any Environmental Law);

(iii) to the extent not Trade Accounts Payable, all obligations or liabilities relating to the operation of the Business prior to the Closing, including Seller’s obligation to comply with all Applicable Laws and any litigation, action, suit, administrative proceeding, governmental investigation arising as a result of events occurring or facts and circumstances arising or existing prior to Closing;

(iv) all wages, salaries, commissions (except for the brokerage commissions not yet due or payable with respect to Retail Sales Contracts closing after the Closing, as set forth on Section 3.27 of the Seller Disclosure Letter), bonuses, severance, or other compensation or benefits payable to Seller’s employees relating to periods at or prior to the Closing, whether or not recorded, and any paid time off and vacation benefits not included as liabilities in the calculation of Equity Value or relating to employees who do not accept employment with Parent, Buyer or their Affiliates;

(v) all Taxes arising out of Seller’s operation of the Business or its ownership of the Purchased Assets prior to the Closing;

(vi) any liability, obligation, or claim relating to a breach or violation on or prior to the date hereof under any Retail Sales Contract, including in connection with the assignment of such Retail Sales Contracts to Retail Sales Subsidiary or the indirect change in control of Retail Sales Subsidiary;

(vii) any liability, obligation or claim relating to Retail Sales Subsidiary (other than its liabilities and obligations under the Assigned Contracts, subject to Section 1.3(a));

(viii) all obligations of Seller under this Agreement; and

(ix) any and all obligations to joint venturers, partners or prior holder(s) of interests in the Seller or any of its Affiliates or Subsidiaries (if any).

1.5 Unassignable Contracts and Permits. Notwithstanding anything to the contrary stated in this Agreement, if:

(a) the assignment of any contract or Permit that would otherwise be an Assigned Contract or Assigned Permit (as applicable) without the approval, consent, or waiver of another party thereto would violate, conflict with, result in a breach or termination of, or constitute a default or event of default under (or an event that with due notice, lapse of time, or both, would constitute a default or event of default under) the terms of such contract or Permit or any Applicable Law, or result in the creation of any Lien on any Purchased Asset or enable another party to terminate the contract or Permit or impose a penalty or additional payment obligations or accelerate any obligation of Seller or Buyer under the contract or Permit; and

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(b) all necessary approvals, consents, and waivers required by the contract or Permit have not been obtained on or before the date hereof in order to avoid the consequences set forth in Section 1.5(a);

(c) then Buyer shall not be obligated to assume the contract or Permit (and if Buyer does not assume the contract or Permit, such contract or Permit shall not be included in the Assigned Contracts, Assigned Permits or the Purchased Assets at Closing); provided, however that Buyer may, at its sole discretion, elect, by written notice to Seller, to assume the obligations and liabilities of Seller under the contract or Permit (to the extent the same would constitute Assumed Liabilities had such contract been included in the Assigned Contracts or Assigned Permits at the Closing) (but not the contract or Permit itself), in which event:

(i) such obligations and liabilities (but not the contract or Permit itself) shall be included in the Assumed Liabilities, the claims, rights, and benefits of Seller arising under the contract or resulting therefrom (but not the contract or Permit itself) shall be included in the Assigned Contracts or Assigned Permits and transferred to Buyer hereunder, and any payments or other benefits received by Seller therefrom after the Closing shall immediately be transferred by Seller to Buyer; and

(ii) after the Closing, Seller and Seller Members shall have the continuing obligation to use their commercially reasonable efforts (at their own expense) to obtain all necessary approvals, consents, and waivers to the assignment or transfer of any such unassigned contracts or Permits, and each of the parties shall promptly execute all documents necessary to complete the transfer of the contract or Permit to Buyer if such approvals, consents, and waivers are obtained (whereupon such contract or Permit shall be included in the Assigned Contracts or Assigned Permits, as applicable, and deemed a Purchased Asset for all purposes hereunder).

(d) In addition to and notwithstanding the foregoing, in the event that, notwithstanding Seller’s good faith efforts, Seller is unable to obtain the consent to the assignment of an Assigned Contract regarding the purchase and sale of Real Property, Buyer and Seller agree to reasonably cooperate to facilitate the transfer of the Real Property that is the subject of such Assigned Contract by alternative means, including, without limitation, the acquisition of the Real Property that is the subject of such Assigned Contract by Seller and subsequent or simultaneous conveyance of such Real Property to Buyer.

1.6 Taking of Necessary Action; Further Action. From and after the date hereof, Seller and Seller Members shall, from time to time, at the request of Parent or Buyer and without further consideration reasonably cooperate at no material cost to Seller or Seller Members to do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required to confirm the conveyance and transfer of the Purchased Assets to Buyer and otherwise give effect to the intent of this Agreement.

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ARTICLE II

PURCHASE PRICE AND CLOSING

2.1 Purchase Price.

(a) Subject to such further credits, adjustments, and prorations as set forth herein, the aggregate purchase price for the Purchased Assets (the “Purchase Price”) is an amount equal to:

(i) the Estimated Equity Value plus $17 million (the “Closing Purchase Price”), as such amount may be adjusted after Closing pursuant to Section 2.2(d); plus

(ii) the Closing Indebtedness; plus

(iii) the Earn-Out Payments.

(b) Concurrently with the execution of this Agreement, at the Closing:

(i) Buyer will pay in full, on Seller’s behalf, the Closing Indebtedness necessary to cause the release of all Liens on the Purchased Assets, as set forth in payoff letters reasonably acceptable to Buyer; and

(ii) Parent will or will cause Buyer to pay an amount equal to the Closing Purchase Price to Seller by wire transfer of immediately available funds pursuant to wire instructions provided to Parent prior to the date hereof.

2.2 Equity Value.

(a) For purposes of this Agreement, “Equity Value” means the total assets of Seller less the total liabilities of Seller (including Indebtedness), in each case determined in accordance with GAAP as of immediately prior to the Effective Time.

(b) Prior to the date hereof, Seller delivered to Parent a certificate (the “Closing Certificate”) signed by the Co-Presidents of Seller, certifying on behalf of Seller the accuracy and completeness of an estimated unaudited statement of Equity Value (the “Estimated Closing Statement”), and Seller represents and warrants that such Estimated Closing Statement (i) was prepared in accordance with GAAP (except for the absence of footnotes), (ii) sets forth Seller’s good faith estimate of Equity Value (“Estimated Equity Value”), as derived from the Estimated Closing Statement and (iii) specifically itemizes all outstanding Indebtedness.

(c) Within 90 days after the date hereof, Parent will deliver to Seller an unaudited statement (the “Closing Statement”) setting forth Parent’s determination of Equity Value (“Closing Equity Value”). The Closing Statement shall be prepared in accordance with GAAP (except for the absence of footnotes). If Seller disagrees with the calculation of Closing Equity Value, Seller shall, within 30 days after receipt of the Closing Statement, deliver a notice (an “Objection Notice”) to Parent setting forth

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Seller’s calculation of Closing Equity Value and the reasons for Seller’s disagreement with Parent’s calculation. If requested by Seller, Parent will provide to Seller copies of all relevant documentation used in its calculation within ten days of its receipt of such request from Seller. If Seller does not deliver the Objection Notice to Parent within 30 days after receipt by Seller of the Closing Statement, the Closing Equity Value will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties. Seller and Parent will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the Closing Equity Value, but if they do not obtain a final resolution within 30 days after Parent’s receipt of the Objection Notice, then all amounts remaining in dispute may be submitted to the Neutral Auditor; provided, however, to the extent agreed upon by Seller and Parent, the 30-day period set forth in the immediately preceding sentence may be extended. Parent and Seller will direct the Neutral Auditor to render a determination within 45 days of its retention, and Parent and Seller will cooperate with the Neutral Auditor during its engagement. The Neutral Auditor will consider only those items and amounts set forth in the Objection Notice that Parent and Seller are unable to resolve; provided that each of Parent and Seller shall be entitled to make a presentation to the Neutral Auditor regarding the items and amounts that they are unable to resolve and neither Parent nor Seller will meet or communicate separately with the Neutral Auditor. In making its determination, the Neutral Auditor shall (i) be bound by the terms and conditions of this Agreement, including the definition of Equity Value and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Seller or Parent or that is less than the lowest value for such amount claimed by either Seller or Parent. The determination of the Neutral Auditor will be conclusive and binding upon the parties. Parent and Seller shall each pay 50% the fees and expenses of the Neutral Auditor.

(d) The “Final Adjustment Amount” shall be an amount equal to the Estimated Equity Value less the finally determined Closing Equity Value. Within three Business Days following the final determination of Closing Equity Value, (i) if the Final Adjustment Amount is positive, Seller shall promptly pay to Parent an amount equal to the Final Adjustment Amount, or (ii) if the Final Adjustment Amount is negative, Parent shall promptly pay to Seller the absolute value of the Final Adjustment Amount. The Purchase Price automatically will be adjusted to reflect any adjustment made pursuant to this Section 2.2(d).

(e) No interest shall accrue on any amounts payable under Section 2.2(d).

2.3 Closing Indebtedness. Immediately prior to the Closing on the date hereof, Seller has applied all of its cash and cash equivalents to pay down, to the maximum extent possible, Seller’s Indebtedness. The amount of Seller’s Indebtedness remaining after such payments is the “Closing Indebtedness.” In no event will the Closing Indebtedness exceed an amount that would cause the Closing Purchase Price to be below zero.

2.4 Earn-Out.

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(a) For purposes of this Agreement, the following terms have the meanings given them below:

(i) “Achievement Percentage” means, for any Earn-Out Period, the quotient of (A) EBIT for such period divided by (B) the Performance Objective for such period.

(ii) “Earn-Out Payment” means, for any Earn-Out Period, (A) if the Achievement Percentage for such period is at least 0.50, an amount equal to (1) the Target Amount multiplied by (2) such Achievement Percentage; and (B) if the Achievement Percentage is less than 0.50, zero (no Earn-Out Payment shall be made for such period). For the avoidance of doubt, the Earn-Out Payment may exceed the Target Amount where the Achievement Percentage is greater than 100%.

(iii) “Earn-Out Period” means each of (A) the period beginning on April 1, 2014 through and including December 31, 2014 and (B) the 2015 calendar year.

(iv) “EBIT” means aggregate earnings (excluding interest income) of the projects set forth on Schedule 2.4(a)(iv) before deduction of interest expenses and income Taxes, as determined in accordance with GAAP as applied by Buyer.

(v) “Performance Objective” means, for any Earn-Out Period, the EBIT amount listed for such Earn-Out Period on Schedule 2.4(a)(v).

(vi) “Target Amount” means $1.5 million.

(b) On or before the 90th day following the end of each Earn-Out Period (an “Earn-Out Payment Date”), Buyer shall prepare and deliver to Seller a schedule of the Achievement Percentage for that Earn-Out Period (the “Earn-Out Schedule”), setting forth such calculations in reasonable detail. If an Earn-Out Payment is due hereunder in respect of the Earn-Out Period, Buyer shall pay the Earn-Out Payment to Seller by wire transfer of immediately available funds on the Earn-Out Payment Date (except as otherwise provided in Section 10.7(b)).

(c) Within 30 days after delivery of the Earn-Out Schedule to Seller (during which period Buyer shall provide prompt access to such working papers and information relating to the preparation of the Earn-Out Schedule as may be reasonably requested by Seller), Seller may dispute all or a portion of the Earn-Out Schedule by giving written notice (a “Notice of Disagreement”) to Buyer setting forth in reasonable detail the basis for any such dispute. Buyer and Seller shall promptly commence good faith negotiations with a view to resolving all such disputes. If Seller does not provide a Notice of a Disagreement to Buyer within such 30-day period, Seller shall be deemed to have irrevocably accepted the Earn-Out Schedule in the form delivered by Buyer.

(d) If Buyer and Seller do not resolve the dispute described in Section 2.4(c) (as evidenced by a written agreement between them) within 30 days following delivery of

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the Notice of Disagreement, the dispute may be resolved in accordance with the provisions of Section 2.2(c), mutatis mutandis. If, upon resolution of the dispute, additional consideration is due to Seller, Buyer shall pay such amount, without interest, to Seller by wire transfer of immediately available funds within five Business Days after such dispute is resolved. If, upon resolution of the dispute, it is determined that the Earn-Out Payment due is less than the Earn-Out Payment previously paid with respect to the applicable Earn-Out Period, Seller shall pay to Buyer within five Business Days after such dispute is resolved, by wire transfer of immediately available funds, an amount, without interest, equal to such difference.

(e) In accordance with Section 10.7, Buyer may set off against any Earn-Out Payment payable under this Section 2.4 any unpaid amount owed by Seller or any Seller Member to Buyer hereunder, including pursuant to Section 2.2 and Article X.

(f) For the duration of the Earn-Out Periods, Parent and Buyer covenant and agree that they shall maintain separate records for the Business and shall not intentionally take any action for the purposes of reducing or avoiding the Earn-Out Payment. In the event Buyer unilaterally elects to materially change the operation of the Business after the Closing as it relates to the projects set forth on Schedule 2.4(a)(iv) and such change materially and adversely affects the ability of the Business to achieve the Performance Objectives, Buyer and Seller Members shall mutually agree on any commercially reasonable modifications to the terms of Section 2.4(a) appropriate in light of such change, taking into account other circumstances including general market conditions and actions of Seller Members and Key Employees. In addition, Buyer may adjust EBIT or the Performance Objectives for material differences in accounting in order to conform to the original basis of the presentation on Schedule 2.4(a)(v).

2.5 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof. The Closing will be effective as of 11:59 p.m. prevailing local time on the date hereof (the “Effective Time”). The Closing is being held at the offices of Akerman LLP in Orlando, Florida; provided that, to the extent Parent and Seller so agree, documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means, with originally executed signature pages to be exchanged immediately following the Closing, as appropriate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER MEMBERS

Seller and Seller Members, jointly and severally (but subject to Section 10.6), represent and warrant to Parent and Buyer that the statements contained in this Article III are true and correct, except as specifically set forth herein or in the correspondingly numbered section of the disclosure schedule delivered by Seller to Parent and Buyer and dated as of the date of this Agreement (the “Seller Disclosure Letter”).

3.1 Organization, Standing and Power. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida, has all requisite limited liability company power and authority to own, lease, and operate its properties

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and assets and to carry on its business (including, the Business) as now being conducted. Seller is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Seller Material Adverse Effect. Section 3.1 of the Seller Disclosure Letter contains a complete and accurate list of (a) the jurisdictions in which Seller is qualified to do business as a foreign limited liability company and (b) each fictitious or assumed name or “DBA” used by the Business.

3.2 Capitalization.

(a) Section 3.2 of the Seller Disclosure Letter list each member of Seller and the membership interests held by each of them. Such membership interests are the only membership or equity interests of Seller, and Seller Members are the only record or beneficial owners of any membership or equity interest in Seller.

(b) Except as set forth in Section 3.2 of the Seller Disclosure Letter or Section 3.3 (as applicable), (i) there are no equity securities of any class of Seller or Retail Sales Subsidiary, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Seller, Retail Sales Subsidiary or a Seller Member is a party or by which Seller, Retail Sales Subsidiary or a Seller Member is bound obligating Seller, Retail Sales Subsidiary or Seller Member to issue, exchange, transfer, deliver, or sell, or cause to be issued, exchanged, transferred, delivered, or sold, additional shares of capital stock or other equity interests of Seller or Retail Sales Subsidiary or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Seller, Retail Sales Subsidiary or Seller Member to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment, or agreement. Neither Seller nor Retail Sales Subsidiary has any outstanding unit appreciation rights, restricted stock, restricted membership units, phantom stock, performance based equity rights or similar equity rights or obligations. None of Seller, Retail Sales Subsidiary, the Seller Members or any of their Affiliates is a party to or is bound by any agreements or understandings with respect to the voting or sale or transfer of any membership or equity interests of Seller or Retail Sales Subsidiary.

3.3 Subsidiaries. Seller does not own or control, directly or indirectly, any interest in any Person, including any Subsidiary other than Retail Sales Subsidiary. Seller owns 100% of the membership interests of Retail Sales Subsidiary. Such membership interests are the only membership or equity interests of Retail Sales Subsidiary, and Seller is the only record or beneficial owner of any membership or equity interest in Retail Sales Subsidiary. Retail Sales Subsidiary has been formed solely for the purpose of holding the Retail Sales Contracts previously entered into by Seller, has not engaged in any other business activities and has incurred no liabilities or obligations other than as contemplated by this Agreement.

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3.4 Authority; No Conflict; Required Filings and Consents.

(a) Each of Seller and Seller Members has the company power and authority to execute and deliver this Agreement and each other document to be executed by it in connection herewith (collectively, the “Seller Ancillary Documents”) and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite company action. No further company or member action on the part of Seller, Retail Sales Subsidiary or any Seller Member is necessary to authorize the execution, delivery and performance of this Agreement and each Seller Ancillary Document by Seller and Retail Sales Subsidiary and the consummation by Seller, Retail Sales Subsidiary and Seller Members of the transactions contemplated hereby and thereby. This Agreement and each Seller Ancillary Document has been duly executed and delivered by Seller and each Seller Member (as applicable) and, assuming that this Agreement and each Seller Ancillary Document is duly and validly authorized, executed, and delivered by the other parties hereto and thereto, constitutes, or will constitute (as applicable), a valid and binding agreement of Seller and each Seller Member (as applicable), enforceable against each of them in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Applicable Laws affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(b) The execution and delivery of this Agreement by Seller and each Seller Member do not, and the consummation by Seller, Retail Sales Subsidiary and Seller Members of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of formation or limited liability company agreement of Seller or Retail Sales Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit) under, require a consent or waiver under (except as indicated on Schedule 8.1(a) or as otherwise expressly set forth in the body of this Agreement (excluding Schedules, Exhibits and the Seller Disclosure Letter)), require the payment of a penalty under or result in the imposition of any mortgage, or related security interest, pledge, lien, charge, or encumbrance (“Liens”) on Seller’s, Retail Sales Subsidiary’s or any Seller Member’s assets under, any of the terms, conditions, or provisions of any Assigned Contract or any other contract, agreement instrument, or obligation to which Seller, Retail Sales Subsidiary or any Seller Member is a party or by which Seller, Retail Sales Subsidiary, any Seller Member or any of their respective properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller, Retail Sales Subsidiary, any Seller Member or any of their respective properties or assets.

(c) Except as set forth in Section 3.4(c) of the Seller Disclosure Letter, no consent, approval, license, permit, order, or authorization of, or registration, declaration, notice, or filing with, Governmental Authority is required by or with respect to Seller, Retail Sales Subsidiary or any Seller Member in connection with the execution and delivery of this Agreement by Seller and Seller Members or the consummation by Seller,

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Retail Sales Subsidiary and Seller Members of the transactions contemplated by this Agreement.

3.5 Financial Statements; Indebtedness. Attached as Section 3.5(a) of the Seller Disclosure Letter are (a) Seller’s unaudited consolidated balance sheet as of December 31, 2011 and the related financial statements for the year then ended, (b) Seller’s audited consolidated balance sheet as of December 31, 2012 and the related financial statements for the year then ended and (c) the audited consolidated balance sheet of Seller as of December 31, 2013 (the “Seller Balance Sheet”) and the related financial statements for the year then ended (all of the foregoing financial statements of Seller and any notes thereto are hereinafter collectively referred to as the “Seller Financial Statements”). The Seller Financial Statements fairly present, in all material respects, the financial condition of Seller at the dates therein indicated and the results of operations of Seller for the periods therein specified in accordance with United States generally accepted accounting principles (“GAAP”), except that the unaudited consolidated financial statements do not contain footnotes. The financial records of Seller, all of which Seller has made available to Parent, are true, correct and complete and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Section 3.5(b) of the Seller Disclosure Letter lists all Indebtedness of Seller and specifies any property affected by such Indebtedness. Seller is, and after giving effect to the transactions contemplated hereby, will be Solvent. The inventory of Seller shown on the face of the Seller Balance Sheet and Closing Statement, (a) all of such inventory is merchantable and fit for the purpose for which it was procured or produced, (b) all of such inventory other than written off inventory, except to the extent of reserves shown on the face of such balance sheet, consists of a quality and quantity usable and salable in its Ordinary Course of Business, (c) none of such inventory is obsolete, damaged or defective, and (d) the quantities of each item of such inventory are not excessive and are reasonable in the present circumstances of the Business.

3.6 Absence of Certain Changes. Except as expressly contemplated by this Agreement, or as indicated on Section 3.6 of the Seller Disclosure Letter, between December 31, 2013 and the date of this Agreement, the Business of Seller has been conducted in the Ordinary Course of Business and there has not occurred:

(a) any event that has had, or is reasonably expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(b) any acquisition (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association, or other business organization or division thereof, or (ii) of any assets that are material, in the aggregate, to Seller, taken as a whole;

(c) any sale, lease, license, pledge, or other disposition of any material asset of Seller, except in the Ordinary Course of Business;

(d) any amendment to the certificate of formation or limited liability company agreement of Seller;

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(e) any increase or enhancement of the compensation or benefits, including with respect to any severance or change in control payment, of any Seller employee resulting, in the aggregate, in additional material costs or expenses to Seller;

(f)(i) any declaration or payment of any dividends or other distribution in respect of any membership or equity interest of Seller, (ii) any split, combination, or reclassification of any of the membership interests of Seller or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for membership or equity interests or any of its other securities, or (iii) any purchase, redemption, or other acquisition of any membership or equity interests or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(g)(i) the incurrence of any Indebtedness or any guarantee of any Indebtedness of another Person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) any issuance, sale or amendment of any debt securities or warrants or other rights to acquire any debt securities of Seller, any guarantee of any debt securities of another Person, any “keep well” or other agreement to maintain any financial statement condition of another Person or any arrangement having the economic effect of any of the foregoing, (iii) any loans, advances, or capital contributions to, or investment in, any other Person, other than Seller, (iv) any grant or imposition of any Lien on the Purchased Assets other than a Permitted Lien, or (v) any hedging agreement or other financial agreement or arrangement designed to protect Seller against fluctuations in commodities prices or exchange rates;

(h) any expenditure or commitment in any way related to or affecting the Business in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), except in the Ordinary Course of Business;

(i) hiring or firing of any employees, independent contractors, or other consultants, except to the extent in the Ordinary Course of Business consistent with Seller’s employment policies;

(j) enter into any non-compete, non-solicit or any other agreement under which Parent, Buyer or any of their Affiliates, following the Effective Time, could be restricted from engaging in any business, operating in any market, or offering any product or services to customers or potential customers or any class of customers;

(k) pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation in any way related to or affecting the Business (absolute, accrued, asserted or unasserted, contingent or otherwise) except in the Ordinary Course of Business;

(l) entry into or amendment of any arrangement or relationship of the type described in Section 3.22 of this Agreement; or

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(m) termination, modification or amendment of any insurance policy or Business Collateral outside the Ordinary Course of Business.

3.7 No Undisclosed Liabilities. Except for liabilities (i) disclosed in the Seller Balance Sheet, (ii) incurred in the Ordinary Course of Business since the date of the Seller Balance Sheet and which have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (iii) arising in the Ordinary Course of Business from contractual obligations of Seller (which do not arise out of, relate to or result from any breach of contract by Seller) under any Assigned Contract (or a contract not required to be disclosed in Seller Disclosure Letter to avoid a breach of Section 3.14) or (iv) created by this Agreement, neither Seller nor Retail Sales Subsidiary has any liabilities of any nature (whether accrued, absolute, contingent, matured, unmatured or other) whether or not required by GAAP to be reflected on a balance sheet of Seller.

3.8 Organizational Documents. Seller has furnished to Parent a complete and correct copy of the articles of organization and limited liability company agreement of Seller and of Retail Sales Subsidiary, each as amended to date, which constitute the only organizational documents of Seller. Such Articles and limited liability company agreement are in full force and effect and neither Seller nor Retail Sales Subsidiary is in violation of any of the provisions thereof.

3.9 Taxes; Unclaimed Property.

(a) Seller has filed all Tax Returns that it was required to file and has paid all Taxes due and owing, whether or not shown as due on any Tax Return. Each Tax Return filed by Seller is complete and accurate in all material respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Section 3.9(b) of the Seller Disclosure Letter lists all federal, state, local, and foreign Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2010 that have been audited or currently are the subject of audit. There are no requests for rulings or determinations, or applications requesting permission for a change in Seller’s accounting practices, in respect of Taxes, pending with any Governmental Authority. There are no pending or, to the Knowledge of Seller, threatened audits, investigations, claims, proposals, or assessments that have been submitted to Seller in writing for or relating to any Taxes of Seller.

(c) No deficiencies for Taxes of Seller have been claimed, proposed, or assessed in writing by any Tax authority or other Governmental Authority. Seller has not (i) waived any statute of limitations with respect to Taxes of Seller, or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency related to any such Taxes.

(d) All Taxes that Seller is required by Applicable Law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been

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paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.

(e) Seller has not engaged in a transaction that would be reportable by or with respect to such entity pursuant to Tax Code Sections 6011, 6111, or 6112.

(f) Seller has never had a permanent establishment in any jurisdiction other than the United States.

(g) No claim has ever been made or threatened by a Tax authority in any jurisdiction asserting that Seller is or may be subject to Taxes imposed by that jurisdiction but not paid by Seller, including sales and use Taxes required to be collected by Seller and remitted to that jurisdiction and income Taxes payable to that jurisdiction, nor is there any factual basis for any such claim. Section 3.9(g) of the Seller Disclosure Letter lists all jurisdictions with which Seller has or has had a nexus for sales, use and income Tax purposes for Taxable periods beginning on or after January 1, 2010, and Seller is not required to file any Tax Returns or collect any Taxes in any other jurisdiction.

(h) Seller has (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No material asset or property, or material amount of assets or properties, of Seller or its Subsidiaries is escheatable to any Governmental Authority under any Applicable Law, including uncashed checks to vendors, customers, or employees, non-refunded over payments, credits, unused gift certificates or unused prepaid accounts.

3.10 Properties.

(a) To Seller’s Knowledge, all equipment and other tangible personal property used in the Business are in good condition and repair, normal wear and tear excepted. Section 3.10(a) of the Seller Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property used in the Business with an individual current value of $5,000 or greater. Seller has good and marketable title to, or a valid leasehold interest in or a valid license for, each material asset used by it, located on any of its premises, shown on the Seller Balance Sheet or acquired by it after the date of the Seller Balance Sheet or as is otherwise necessary for the conduct of the Business, free and clear of any Liens other than any Permitted Lien, except for any asset disposed of in the Ordinary Course of Business since the date of the Seller Balance Sheet.

(b) To Seller’s Knowledge, all of the improvements and buildings constructed by third parties on the Real Property were constructed in a good and workmanlike manner, substantially comply with Applicable Laws, are structurally sound, are in good and proper working condition and repair, normal wear and tear, normal maintenance and normal warranty and customer services matters excepted.

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(c) Section 3.10(c) of the Seller Disclosure Letter sets forth a true and correct list of all Owned Real Property. The Owned Real Property is not subject to any Liens other than Permitted Liens or Liens otherwise disclosed in this Agreement. Seller has not granted any option or right of first refusal to purchase or lease any part of the Owned Real Property. To the extent in Seller’s possession or control, Seller has made available to Buyer true and correct copies of (i) all deeds, mortgages, deeds of trust, Liens, certificates of occupancy, Environmental Reports, title insurance policies and surveys relating to the Owned Real Property and (ii) all lease, sublease, rental, use, license, occupancy or other agreements, possessory rights, options and rights of first refusal, relating to or affecting any portion of the Owned Real Property, including all amendments, modifications, assignments, supplements, renewals, and guarantees thereof (collectively, “Third Party Leases”). All such Third Party Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, and constitute the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. To Seller’s Knowledge, Seller is not in default or otherwise in breach under any Third Party Lease, nor has Seller received any notice of default under any Third Party Lease, and to Seller’s Knowledge, there are no existing defaults of any other party thereunder. The consummation of the transactions contemplated by this Agreement will not constitute a default, or give rise to a right of termination, cancellation or acceleration of any right under, any Third Party Lease. Except as set forth in Schedule 8.1(a), no Third Party Lease requires consent of the applicable tenant under such Third Party Lease in order to transfer such Third Party Lease to Buyer in accordance with the terms of such Third Party Lease. Each guaranty, if any, under any Third Party Lease, is in full force and effect. All rent and other sums and charges payable by any third party under any Third Party Lease are current.

(d) Section 3.10(d) of the Seller Disclosure Letter sets forth a true and correct list of all of the real property leases, subleases, occupancy, rental, use, license, or other agreements regarding real property, including all amendments, modifications, assignments, supplements, renewals, and guarantees thereof, which is leased or subleased by Seller, or that Seller has the right to occupy or use now or in the future (each, whether written or verbal, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”). Seller has made available to Buyer true and correct copies of all Real Property Leases, including all amendments, modifications, assignments, supplements and renewals thereof. All such Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. Seller is not in default or otherwise in breach under any Real Property Lease, nor has Seller received any notice of default under any Real Property Lease, and to Seller’s Knowledge, there are no existing defaults of any other party thereunder. The consummation of the transactions contemplated by this Agreement will not constitute a default, or give rise to a right of termination, cancellation or acceleration of any right under, any Real Property Lease. Except as set forth in Schedule 8.1(a), no Real Property Lease requires consent of the applicable landlord under such Real Property Lease in order to transfer such Real Property Lease to Buyer in accordance with the terms of such Real Property Lease.

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There are no guarantees under any Real Property Lease. All rent and other sums and charges payable by Seller as tenant under any Real Property Lease are current.

(e) Schedule 1.1(b) sets forth a true and correct list of all Take Down Contracts. Section 3.10(e) of the Seller Disclosure Letter sets forth a true and correct list of all Take Down Contract Property (collectively, with the Owned Real Property and the Leased Real Property, the “Real Property”), together with (i) a schedule of the all of the closings of lots or portions of real property to occur under each such Take Down Contract (as well as those that have previously occurred), (ii) the purchase price(s) for the real property, (iii) the deposit being held in connection therewith, and (iv) a schedule of the status of each such real property (i.e. portion of the property that is not platted (and if not platted, the status of the preliminary or t-plat), portion of the property that is platted, the improvements completed to the property or any portion thereof (i.e. raw fully undeveloped land, utilities are available at lot lines or boundary of project, lots which have model homes or homes for sale constructed or in process of construction, lots which are fully prepared for construction, lots which building permits have been pulled for, etc.). Except for the Take Down Contracts, there are no real properties that Seller is obligated to buy, lease or sublease at some future date, with the exception of (i) those certain projects generally identified as “Overlook” and “Eagle Pointe”, which have been assigned to Hanover and are dealt with in the Hanover Agreement, and (ii) certain other existing contracts between Seller and Hanover, which have been or are concurrently being terminated in favor of new contracts being executed at Closing directly between Hanover and Buyer pursuant to the Hanover Agreement. Seller has made available to Buyer true and correct copies of all Take Down Contracts, including all amendments, modifications, assignments, supplements and renewals thereof. To Seller’s Knowledge, all such Take Down Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect. All such Take Down Contracts constitute the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties. Seller is not in default or otherwise in breach under any Take Down Contract, nor has Seller received any notice of default under any Take Down Contract, and to Seller’s Knowledge, there are no existing defaults of any other party thereunder. The consummation of the transactions contemplated by this Agreement will not constitute a default, or give rise to a right of termination, cancellation or acceleration of any right under, any Take Down Contract. There are no guarantees under any Take Down Contract. All deposits and other sums and charges payable by Seller under any Take Down Contract are current.

(f) Seller owns good, marketable, and valid fee simple title or a valid leasehold interest (or in the case of Take Down Contract Property, to Seller’s Knowledge, will have such title upon exercise of the Take Down Contracts) to the Real Property, free and clear of all Liens, except any Permitted Liens. Seller has not assigned its interests under any of the Take Down Contracts, Third Party Leases or Real Property Leases.

(g) No party to any Third Party Lease, Real Property Lease, or Take Down Contract has exercised any termination right with respect thereto. No party to any Third Party Lease, Real Property Lease, or Take Down Contract has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect, or threat

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of modification, suspension or cancellation, with respect to any Third Party Lease, Real Property Lease, or Take Down Contract. Seller has not received written or, to Seller’s Knowledge, oral notice from any insurance company that such insurance company will require any alteration to any Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of Seller. Each Third Party Lease, Real Property Lease, or Take Down Contract will continue to be valid, binding, enforceable and in full force and effect on identical terms following the consummation of the contemplated transactions.

(h) Seller has not received any written notice from any Governmental Authority that any Permits with respect to the buildings, structures or improvements on any of the Real Property may be revoked, adversely modified or not renewed.

(i) To Seller’s Knowledge, there are no tax reduction proceedings pending in respect of the Real Property.

(j) Seller has not given any mortgagee or other third party any estoppel certificates or similar instruments that would preclude assertion of any claim by the tenant under any Real Property Lease or affect any of the tenant’s rights or obligations under such Real Property Lease; and Seller has not contested since January 1, 2010, and is not currently contesting, any operating costs, real estate taxes or assessments or other charges payable by the tenant under such Real Property Lease. There are no pending (or, to the Knowledge of Seller, threatened) actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the Leased Real Property, or any part thereof, or of any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

(k) To the Knowledge of Seller, (i) no landlord under any Real Property Lease nor any tenant under any Third Party Lease (A) is in default under any of its obligations under any mortgage encumbering any Leased Real Property or Owned Real Property, (B) is seeking relief under any reorganization, arrangement, consolidation, readjustment, liquidation, dissolution or similar arrangement or proceeding under any state or federal bankruptcy or other Applicable Laws, or (C) has agreed, pursuant to any state or federal bankruptcy or other Applicable Laws, to the appointment of any trustee, receiver or liquidator for any of the Leased Real Property or Owned Real Property; and (ii) no foreclosure is pending or threatened with respect to any Leased Real Property or Owned Real Property.

(l) Seller has not entered into, and has received no notice of and has no Knowledge, of any rights of first refusal or first offer, options to purchase any of the Owned Real Property or other Purchased Assets (collectively, the “Property”), or any other rights or agreements that may delay, hinder or prevent this transaction.

(m) Except for normal trade payables for homes under construction generated in the Ordinary Course of Business and included as liabilities in the calculation of Equity

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Value, there has been no labor or materials of any kind furnished to or for the benefit of the Property for which payment in full has not been made.

(n) No person or entity is entitled to possession of any of the Owned Real Property, other than Seller and the parties to the Assumed Real Property Leases (with respect to such Leased Real Property) and the parties to the Take Down Contracts (with respect to such Take Down Contract Property), except as set forth in the Take Down Contracts, and except as permitted by Permitted Liens.

(o) To the extent subject to a recorded plat, each parcel of Owned Real Property complies with Applicable Law governing the platting and subdivision of real property. Except as disclosed in the title insurance commitments delivered to Buyer and Parent in connection herewith, and except for the community development district pertaining to that certain Take Down Contract Property identified as “Sorrento Springs,” there are no community development districts or special taxing districts affecting, or planned to affect, any portion of the Real Property.

(p) Seller has received no notice of and has no Knowledge of any pending or proposed special area or other assessments, except for any such assessments currently payable which will be prorated at Closing in accordance with Section 7.1, affecting the Real Property or any proposed or pending public improvements which may give rise to any such assessments affecting the Real Property.

(q) Seller has received no notice of and has no Knowledge of any outstanding, pending or threatened condemnation or eminent domain proceeding or transfer in lieu thereof affecting any of the Real Property, nor has Seller agreed or committed to dedicate any of the Real Property.

(r) The Real Property has access to and from an adjacent public or private road or street with adequate ingress and egress available to such Real Property for all purposes used or operated by Seller, and Seller has received no notice of, and has no knowledge of, any pending or threatened action or dispute which would materially impair or interfere with such access.

(s) Section 3.10(s) of the Seller Disclosure Letter lists the development status of each parcel or portion of Owned Real Property and the Take Down Contract Property, which includes, among other things a schedule of the future development (i.e. if portion of the property is not platted, the status of the preliminary or t-plat and estimated date of final plat), whether such property is platted, whether a preliminary plat has been approved, the improvements completed under, on or over the property or any portion thereof (i.e. raw fully undeveloped land, utilities are available at lot lines or boundary of project, lots which have model homes or homes for sale constructed or in the process of construction, lots which are fully prepared for construction, lots which building permits have been pulled for, etc.). Except for any undeveloped Owned Real Property and the Take Down Contract Property, or as otherwise specified in Section 3.10(s) of the Seller Disclosure Letter, the Real Property is serviced by utilities (including telephone and communications, electricity, sanitary sewer, storm sewer and water (fire and domestic)),

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sufficient for the current operation of the Real Property contemplated by Buyer, and such utilities are provided to the Real Property by uninterrupted appurtenant perpetual easements and/or public rights of way. Seller has received no notice and has no Knowledge of any actual or threatened curtailment, cancellation or suspension of any such utility.

(t) Except as set forth on Section 3.10(t) of the Seller Disclosure Letter, to Seller’s Knowledge there is no ongoing mitigation for any “recognized environmental condition,” wetlands, vegetation, species or habitat protected by any Applicable Laws with respect to the Real Property.

(u) Seller has received no notice, and has no Knowledge, that any of the Real Property or its use or uses are in violation of Applicable Law or any private restriction or covenant or entitlements applicable to the Real Property, including the Permitted Liens, and, to Seller’s Knowledge, no person or entity has a valid legal basis to issue such a notice of non-compliance, or has threatened to do so. To Seller’s Knowledge, there are no unrecorded easements or encroachments affecting any portion of the Real Property.

(v) Seller has received no notice, and has no Knowledge, that any claims, demands, action, litigation, investigation, or proceeding of any kind are pending or threatened against Seller or any of the Real Property, with the exception of the projects generally identified as “Overlook” and “Eagle Pointe”, and Seller has no Knowledge of the occurrence of any facts which could give rise to any valid legal basis for such action, litigation, investigation, or proceeding.

(w) To the Knowledge of Seller, all improvements and fixtures located on, under, over or within the Real Property, and all other aspects of each parcel of Real Property (i) are structurally sound and free of any material defects and are in good repair, (ii) comply in all material respects with Applicable Law, without, to the best of Seller’s Knowledge, the benefit of any “grandfathering” or similar variance for their current use or Buyer’s intended use, (iii) consist of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such facilities in the manner and or the purposes to which they are presently devoted; and (iv) do not encroach on real property not owned or leased by the Seller. All mechanical, electrical, heating, air conditioning, drainage, sewer, water, telephone, communications, plumbing, and other facilities or utility systems of the improvements and fixtures owned by Seller located on the Real Property are in good operating condition. To the extent required by Applicable Law, Seller has been issued a certificate of occupancy, Permit or other approval or certificate as is required under Applicable Law with respect to such improvements and fixtures; all of which remains in full force and effect, and, to the extent required by law are displayed at the Real Property in compliance with Applicable Law.

(x) Except for recorded instruments and Permitted Liens, to Seller’s Knowledge, no part of the Real Property is subject to any valid building or use restrictions that would restrict or prevent the present or contemplated use and enjoyment of the Real Property (with respect to the Owned Real Property and the Take Down Contract Property, for residential development). The Real Property is properly and duly

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zoned for its current and contemplated use and is in all respects a conforming use. To the Knowledge of Seller, no Governmental Authority having jurisdiction over the Real Property has issued or, nor threatened to issue any notice or order that adversely affects the use, occupancy or operation of any part of the Real Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or dedication of any money, fee, exaction or property.

(y) To the Knowledge of Seller, no part of the Real Property has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, moratorium, requisition or cancellation of contract, permit, violation, incentive or concession by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or any public enemy, or any other casualty, the occurrence of which would materially impair the value of any particular parcel of Real Property or the manner and extent of the current or contemplated use, occupancy and operation thereof or that would result in any Governmental Authority denying permits necessary for the construction, use or occupancy of the Real Property for single-family dwellings.

(z) The Real Property constitutes all interests in real property currently used or currently held for use or which Seller has a right to acquire in connection with the Business.

(aa) Except as set forth on Section 3.10(aa) of the Seller Disclosure Letter and except for that certain parcel of Owned Real Property generally identified as the “Mallard Pond development tract,” which the parties acknowledge is pending development, all of the Owned Real Property, (and, to Seller’s Knowledge and except as otherwise set forth in the applicable Take Down Contract, all Take Down Contract Property will prior to the requirement to acquire same), (i) has received final plat approval, with all infrastructure improvements described or referenced in the final plat completed, (ii) has no preconditions to the issuance of building permits for the construction of single-family residences on the lots, other than payment of standard and ordinary permit and impact fees; (iii) has no precondition to the issuance of certificates of occupancy for single-family residences on the lots other than construction of such residence in accordance with Applicable Law, (iv) to the Knowledge of Seller and to the extent required, has obtained a concurrency certificate or written documentation from the applicable Governmental Authority confirming that the property is entitled to and has sufficient infrastructure capacity reserved for the development thereof; and (iv) to the extent that a Housing Unit has been constructed, or is currently under construction, has written approval by the applicable Association as to all of the designs, models, plans and specifications for the dwellings which are intended to be constructed on the lots (to the extent required by the applicable CCRs).

(bb) Seller has not received written notice of any new or increases in existing development fees, impact fees, or other fees that will be levied (or are under consideration) in connection with the development of the Owned Real Property or Take Down Contract Property, nor has Seller received any written notice of any policy or

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action, nor is it aware of any such action, precluding or inhibiting (1) issuance of building permits with respect to the Real Property; or (2) issuance of certificates of occupancy for residences on the Owned Real Property or Take Down Contract Property.

(cc) Except as set forth in Section 3.10(cc) of the Seller Disclosure Letter, or unless constituting a Permitted Lien, to Seller’s Knowledge, (i) there are no shared expense agreements, repayment agreements, reimbursement agreements, or development payback agreements that affect all or any portion of the Real Property, and (ii) except for that certain parcel of Owned Real Property generally identified as “Mallard Pond development tract,” which the parties acknowledge is pending development, all on-site and off-site improvements necessary to obtain a building permit for a single-family residential dwelling to be constructed on each lot and a certificate of occupancy for a completed single-family residential dwelling constructed on each lot have been, with respect to the Owned Real Property or the Take Down Property listed as developed on Section 3.10(e) of the Seller Disclosure Letter, completed and accepted by all applicable governmental authorities.

(dd) Section 3.10(dd) of the Seller Disclosure Letter lists all current agreements (whether verbal or written) to fund deficits or otherwise pay assessments in connection with any portion of the Real Property (other than pursuant to CCRs included in the public record and set forth in the title commitments), and further sets forth the Associations for which the Real Property is subject to, and the current assessment amount, if applicable. Seller has delivered to Buyer any and all budgets applicable to the Real Property as well as any and all notices received by Seller from any Association regarding payment of assessments which are currently applicable to the Real Property or which may affect the Real Property in the future (and will deliver any additional budgets or notices following the date of this Agreement until such time as Buyer acquires title to the same).

(ee) Except for Permitted Liens, applicable governmental regulations, and the Take Down Contracts, and except to the extent pertaining to that certain parcel of Owned Real Property generally identified as “Mallard Pond development tract,” which the parties acknowledge is pending development, there are no contracts, agreements or other obligations, written or verbal, governing or relating to the development, use or operation of the Owned Real Property or, to Seller’s Knowledge, the Take Down Contract Property that would be binding upon such Real Property or the Buyer as the owner thereof. Seller has received no written notice, and Seller has no Knowledge, that any Governmental Authority has imposed any requirement that would bind Buyer to pay directly or indirectly any special fees or contributions, or incur any expenses or obligations in connection with the development of any portion of the Real Property, except for customary building permit, impact and inspection fees, if any.

3.11 Sufficiency of Assets. The Purchased Assets are sufficient for the continued operation of the Business after Closing in substantially the same manner as operated prior to Closing (apart from the lack of cash due to the use thereof for the repayment of Indebtedness as described in Section 2.3 of this Agreement) and constitute all of the rights, property and assets necessary to operate the Business as currently operated. None of the Excluded Assets are material to the Business.

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3.12 Intellectual Property.

(a) Section 3.12(a) of the Seller Disclosure Letter sets forth a true and complete list of all of Seller’s (i) registered trademarks, service marks, trade names and domain names and pending applications to register any trademarks, service marks or trade names; (ii) patents and pending patent applications; or (iii) registered copyrights and pending applications to register copyrights. Seller either owns free and clear of all Liens (except for Permitted Liens), or has sufficient rights to use and/or access, all patents, copyrights, trademarks, service marks, trade names, domain names, trade secrets, websites, extranets, software as a service and Software (collectively, “Intellectual Property”) used to conduct the Business as currently conducted and presently proposed to be conducted. All patents and registrations for trademarks and copyrights included in the Intellectual Property are valid, subsisting and enforceable and will not require any action to be taken within 30 days after the Closing to maintain or renew such items. All pending patent applications and pending applications to register any unregistered trademarks, service marks, trade names or copyrights included in the Intellectual Property are pending and in good standing and will not require any action to be taken within 30 days after the Closing to maintain or renew such items. There are no pending or threatened actions by third parties challenging the validity or enforceability of, or contesting Seller’s rights with respect to, any such pending applications. Seller has not received any notice or claim challenging the validity or enforceability of any of Seller’s registered Intellectual Property.

(b) Section 3.12(b) of the Seller Disclosure Letter lists, as of the date hereof, all license agreements and other contracts pursuant to which Seller has the right to practice, use, copy or otherwise exploit any Intellectual Property owned by third parties (“Inbound Licenses”), other than Inbound Licenses that are standard end-user license agreements for off-the-shelf Software not in excess of $1,000 per seat per year. Seller is not party to any license agreements or other contracts pursuant to which any Person (other than Seller) is authorized to exploit or has been granted other rights with respect to any Intellectual Property owned by Seller.

(c) Seller has taken all steps that are, as a whole, not less protective and comprehensive than the steps that would be taken by reasonably prudent business persons operating in Seller’s industry, to protect, preserve and maintain the secrecy and confidentiality of its confidential and proprietary information and data.

(d) Neither Seller nor any of its products or services nor the operation of the Business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party. Seller has not received any communications alleging or suggesting any of the foregoing is untrue, including any notices concerning Intellectual Property that might be relevant to the Business (or its products or services) or any offers to license Intellectual Property for use in connection with the Business. The exploitation of the Intellectual Property used by Seller in the conduct of the Business as previously and currently conducted and as presently proposed to be conducted, does not infringe, violate or misappropriate any Intellectual Property owned by any third party.

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(e) Seller complies with all Applicable Laws regarding the collection, retention, use and disclosure of personally identifiable information and any privacy policy published by it. Seller has taken measures to protect and maintain the confidential nature of the personally identifiable information provided to Seller by individuals and to personal information collected from individuals against loss, theft and unauthorized access or disclosure, which measures are, as a whole, not less protective and comprehensive than those that would be taken by reasonably prudent business persons operating in Seller’s industry. Seller has not received any claims, notices or complaints regarding Seller’s information practices or the disclosure, retention, or misuse of any personally identifiable information by the Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority.

3.13 Software and Information Technology.

(a) Seller does not own or use any proprietary, custom or internally developed Software.

(b) To Seller’s Knowledge, no Software owned or used by Seller or the Business contains, and Seller has taken reasonable precautions to prevent the presence of, any malicious code, program, or other internal component (e.g., computer virus, computer worm, computer time bomb, or similar component) that would damage, destroy, or alter the Software or databases (including any content therein) or other Software, firmware, or hardware used by Seller or Seller’s customers, or that could, in any unintended manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the Software.

(c) Seller is not, and to Seller’s Knowledge no other party is, in breach or default under any Assigned Contracts, license, sublicense or other contract covering or relating to the Software and has not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a violation, breach or default thereunder. No litigation is pending or, to Seller’s Knowledge, has been threatened against Seller which challenges the legality, validity, enforceability or ownership of any license, sublicense or other contract covering or relating to any Software.

(d) Seller has sufficient rights to use all Software, information technology equipment, databases, websites, content, e-commerce platforms, Software as a service and associated documentation used or held for use in connection with the operation of the Business as presently conducted (the “IT Assets”), all of which rights are included in the Purchased Assets and will survive unchanged after the consummation of the transactions contemplated hereby. The IT Assets are sufficient to conduct the Business as currently conducted and presently proposed to be conducted without material malfunction or failure. The IT Assets have not materially malfunctioned or failed and, to the Knowledge of Seller, do not contain any viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in their documentation. Seller uses commercially reasonable efforts to secure and protect

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the IT Assets. To Seller’s Knowledge, no Person has gained unauthorized access to any IT Assets. Seller has implemented reasonable business continuity, and backup and disaster recovery technology, plans, procedures and facilities consistent with industry practices.

3.14 Contracts.

(a) Section 3.14(a) of the Seller Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of the following contracts, agreements, commitments, arrangements or understandings of any kind, whether written or oral, to which Seller is a party or by which Seller or any of its assets is bound (collectively, the “Seller Material Contracts”):

(i) any Real Property Lease or Third Party Lease and any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per year;

(ii) any Take Down Contract;

(iii) any agreement (or group of related agreements) for the purchase, sale or license of products by Seller or for the furnishing or receipt of services by the Seller or client referrals to Seller which involves a contractual value of more than $25,000 (based on projections set forth under such agreement);

(iv) any agreement concerning the establishment or operation of a partnership, joint venture, or limited liability company;

(v) any agreement (or group of related agreements) under which Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $5,000 (including capitalized lease obligations or capital expenditures);

(vi) any agreement for the disposition of any significant portion of the assets of Seller or the Business (other than sales of Housing Units in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory in the Ordinary Course of Business);

(vii) any currently effective contract for the employment or engagement of any executive officer, employee, or other individual on an employment, consulting, or independent contractor basis that (A) is not terminable at will (for any lawful reason or for no reason) without penalty, severance obligation, or other liability or (B) provides for the payment or acceleration of payment of cash or other compensation or payment or acceleration of any other benefits under any compensation or benefit plan, program, or agreement, upon the consummation of the transactions contemplated by this Agreement;

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(viii) any currently effective contract for any bonus, incentive, commission, pension, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, change-in-control, hospitalization, insurance, or other material plan or arrangement for the benefit of Seller’s current or former directors, officers, employees, or independent contractors;

(ix) any agreement that grants any exclusive marketing, distribution, Intellectual Property, or other similar rights to any third party or otherwise purports to prohibit or limit, in any material respect, the right of Seller or any of its Affiliates (including, in accordance with the terms of the contracts in effect on the date hereof, Parent or any of its Affiliates after the Effective Time) to make, sell, market, advertise or distribute any products or services or use, transfer, license, distribute or enforce any of Seller’s Intellectual Property;

(x) any agreement containing exclusivity, non-compete or non-solicitation provision or that otherwise purports to limit in any material respect either the type of business or the geographic area in which Seller or any Affiliates of Seller (including, in accordance with the terms of the contracts in effect on the date hereof, Parent or any of its Affiliates after the date hereof) may engage in business;

(xi) any agreement that grants a third party “most favored nation” status or purports to require Seller or any of its Affiliates (including, in accordance with the terms of the contracts in effect on the date hereof, Parent or any of its Affiliates after the Effective Time) to offer a third party the same or better price for a product or service if Seller or such Affiliate offers a lower price for the same product or service to another third party;

(xii) each agreement under which Seller has advanced or loaned any other Person outstanding amounts in the aggregate for such Person exceeding $10,000;

(xiii) each outstanding power of attorney with respect to Seller;

(xiv) each agreement that calls for performance over a period of more than three months (other than those that are terminable at will or upon not more than 30 days’ notice by Seller without any liability or other obligation to Seller), except for contracts for the sale of Housing Units in the Ordinary Course of Business and that conform to Seller’s standard form contract (as provided to Parent prior to the date hereof);

(xv) any development agreement with any Governmental Authority;

(xvi) any agreement related to the Real Property or other real estate granting the Seller a direct or indirect right of first offer or right of first refusal or where Seller has granted such rights to a third party;

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(xvii) any contract of surety, guarantee or indemnity;

(xviii) any contract requiring or related to any Business Collateral;

(xix) all contracts providing payment to or by any person or entity based upon the sales, purchases or profits, other than direct payments for goods and services;

(xx) any agreement with any contractor, subcontractor or other materialmen in connection with any work completed that remains unpaid or that has other obligations, covenants, indemnifications, representations or warranties which remain effective, being completed, or to be completed related to the Real Property; and

(xxi) any other agreement that is material to Seller or the Business and not otherwise disclosed pursuant to this Section 3.14(a).

(b) Seller has made available to Parent a true, correct and complete copy of each written Assigned Contract and each written Seller Material Contract (together with any and all amendments, supplements, or modifications thereto) and accurate descriptions of all material terms of all non-written Assigned Contract and each non-written Seller Material Contract.

(c) Each Assigned Contract is in full force and effect with respect to Seller, is legal, valid and binding, and to the Knowledge of Seller, with respect to each other party thereto, except as the enforceability of such Assigned Contract may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Neither Seller nor, to Seller’s Knowledge, any other party to any Assigned Contract is in material violation of or in material default under any Assigned Contract, and to Seller’s Knowledge all of the covenants to be performed by the parties thereunder as of the date hereof have been fully performed and no claims have been made or issued for breach or indemnifications or notice of default or termination under any Assigned Contract.

3.15 Vendors and Suppliers. Section 3.15 of the Seller Disclosure Letter contains a complete and accurate list of the names of each of the vendors and suppliers of the Business from whom Seller has purchased at least $50,000 of goods or services within each of the twelve-month periods ended December 31, 2013 and December 31, 2012 and the amount of goods or services purchased from them. None of such vendors or suppliers has expressed any intention or indication to Seller that such supplier or vendor intends to terminate its business relationship with Seller or to materially limit or alter its business relationship with Seller. Seller has not received any notice from any vendor or supplier listed on Section 3.15 of the Seller Disclosure Letter of any material increase in the price (excluding normal price fluctuations in the Ordinary Course of Business), quality and delivery terms and conditions on which such supplier or vendor will continue to make delivery of its products, nor has such a change occurred.

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3.16 Insurance. Seller has maintained and does maintain with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as contractually required and as are customarily carried by prudent Persons conducting businesses or owning assets similar in type and size to those of Seller, including all legally required workers’ compensation insurance and casualty, fire and general liability insurance and customary title insurance. Such policies are listed on Section 3.16 of the Seller Disclosure Letter. To Seller’s Knowledge, there is no claim pending under any insurance policy or bond to which Seller is a party or under which any of its assets, employees, officers or directors is or was a named insured or otherwise the beneficiary of coverage thereunder as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and each of Seller and its Affiliates is otherwise in compliance with the terms of such policies and bonds in all material respects and all such policies are in full force and effect. No insurance carrier has threatened in writing termination of, or premium increase outside the Ordinary Course of Business with respect to, any such policies.

3.17 Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to Seller’s Knowledge, threatened against Seller, its properties, or any of its officers, directors or employees in their capacities as officers, directors or employees of Seller, in each case by or before any Governmental Authority. There are no judgments, orders or decrees outstanding against Seller. Section 3.17 of the Seller Disclosure Letter lists each lawsuit, administrative charge, action or proceeding, by or before any Governmental Authority against Seller or to which Seller has been a party, in each case at any time during the last three years.

3.18 Environmental Matters.

(a) Each of Seller and, to Seller’s Knowledge, the landlords under the Assumed Real Property Leases, and the sellers under the Take Down Contracts, subject in each case to the terms thereof, (i) have obtained all permits, licenses, letters, and certificates, that are required under any Environmental Law; (ii) is and, except as set forth in the Environmental Reports, has at all times been in compliance in all material respects with all Environmental Laws including (A) the terms and conditions relating to obtaining and maintaining all permits, licenses, letters and certificates issued pursuant to any Environmental Law; (B) the notice, record keeping and reporting requirements thereunder; (C) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, information requests or demands issued pursuant to, or arising thereunder and (D) all requirements relating to the Release of Hazardous Substances.

(b) To Seller’s Knowledge, and except as set forth in the Environmental Reports, (i) the Owned Real Property is not in, nor has it been under investigation for, violation of any Environmental Law, (ii) the Real Property has not been subject to a deposit of any Hazardous Substance; (iii) neither Seller nor any third party has Released, used, generated, manufactured, stored, managed, utilized, or disposed in, at, on, or under the Real Property any Hazardous Substance; (iv) there is not now in, on, or under the Real Property any underground or above ground storage tanks or surface impoundments, any asbestos containing materials, or any polychlorinated biphenyls used in hydraulic oils, electrical transformers, or other equipment; (v) no threatened or endangered species

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or protected natural habitat, flora or fauna on the Real Property nor any areas of any lot located therein (or to be located therein) designated as wetlands or otherwise subject to the United States Army Corps of Engineers’ Section 404 permit requirements, is in violation of Applicable Laws (or, to the extent required in accordance with Applicable Laws, for which remediation has not been obtained); (vi) there are no wells, drilling holes, wellheads, or underground storage tanks located on or under the Real Property, and (vii) the Real Property, nor any portion thereof has been used as a landfill, waste disposal site (including construction waste), or burial site.

(c) There is no (and, to Seller’s Knowledge and except as set forth in the Environmental Reports, there is no basis for any) Environmental Claim pending or, to Seller’s Knowledge, threatened, anticipated, or contemplated as of the date of this Agreement against Seller or, to Seller’s Knowledge, the landlords under the Assumed Real Property Leases or the sellers under the Take Down Contracts, or with respect to any of the Real Property.

(d) Neither Seller nor, to Seller’s Knowledge, the landlords under the Assumed Real Property Leases or the sellers under the Take Down Contracts has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance on or about the Real Property, in a manner so as to create any liability under any Environmental Law with respect to any of the Real Property.

(e) Seller has delivered to Parent true, correct and complete copies of all environmental audits, assessments, occupational health studies, reports and investigations in the possession or control of Seller relating to the environmental or physical condition of any of the Real Property or relating to compliance with Environmental Law by Seller, including all written communications (or a summary of any verbal communication) between Seller and any Governmental Authority or third parties relating to or affecting to the Real Property (collectively, the “Environmental Reports”), all of which are further set forth in Section 3.18(e) of the Seller Disclosure Letter.

(f) Seller is not party to any contract that requires Seller to take any action or incur any expenses to remedy non-compliance with any Environmental Law.

3.19 Employee Benefit Plans.

(a) Section 3.19(a) of the Seller Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans currently maintained, contributed to, or agreed to, by Seller or any of its ERISA Affiliates.

(b) Each Employee Benefit Plan has been maintained and administered in accordance with ERISA, the Tax Code, and all other Applicable Laws and the regulations thereunder and in accordance with its terms. With respect to each Employee Benefit Plan, Seller has provided to Parent a complete and accurate copy of (i) the plan document for such Employee Benefit Plan (where no text exists, a written summary has been provided), (ii) each trust agreement, group annuity contract, service agreement, and summary plan description, summary of material modifications, if any, and amendments

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thereto relating to such Employee Benefit Plan, (iii) the most recent opinion, advisory or opinion letter received from the IRS (as applicable), and (iv) all rulings, opinions and correspondence issued by the IRS or other Governmental Authority for any Employee Benefit Plan.

(c) All contributions or premiums with respect to the Employee Benefit Plans have been timely paid or accrued consistent with Applicable Law.

(d) With respect to each Employee Benefit Plan (i) there has been no prohibited transaction within the meaning of Section 406 of ERISA and Tax Code Section 4975 (which is not otherwise exempt); and (ii) no fiduciary within the meaning of Section 3(21) of ERISA has breached any fiduciary duty imposed under Title I of ERISA.

(e) Since 2006, neither Seller nor any of its ERISA Affiliates has maintained, contributed to or been obligated to contribute to (i) an Employee Benefit Plan that was ever subject to Section 412 of the Tax Code or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); (iii) a “multiple employer plan” (as defined in Section 4063 of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Except as set forth in Section 3.19(f) of the Seller Disclosure Letter, Seller is not a party to any oral or written compensatory agreement or understanding with any director, executive officer or other employee, or consultant of Seller (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, (ii) providing for employment that is not subject to termination by Seller on notice of 30 days or less, (iii) providing severance benefits after the termination of employment of such director, executive officer, employee or consultant, or (iv) the benefits of which shall be increased, or the vesting or payment of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, except as provided in this Agreement.

(g) There have been no oral or written representations or promises to provide retiree medical or other welfare benefits to any former employee or beneficiaries or dependents of former employees, except as required by Applicable Law.

(h) There is no claim, suit, action, proceeding or investigation pending, or to the Knowledge of Seller, threatened against Seller with respect to any Employee Benefit Plan or against any Employee Benefit Plan, except for routine claims for benefits in the Ordinary Course of Business.

(i) Seller has not announced any plan or commitment, whether legally binding or not, to create an additional Employee Benefit Plan or amend or modify any existing Employee Benefit Plan except as may be required by Applicable Law.

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(j) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Tax Code) that is subject to Section 409A of the Tax Code has since (i) January 1, 2005 (or such later date as Section 409A of the Tax Code first applied to such Employee Benefit Plan), been maintained and operated in good faith compliance with Section 409A of the Tax Code and Notice 2005-1 and (ii) January 1, 2009 (or such later date as Section 409A of the Tax Code first applied to such Employee Benefit Plan), been in documentary and operational compliance with Section 409A of the Tax Code. No Plan is subject to Section 457A of the Tax Code.

(k) All Employee Benefit Plans that are intended to be qualified under section 401(a) of the Tax Code have received opinion, advisory or determination letters from the IRS to the effect that such Employee Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Tax Code, no such determination letters have been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost to Seller.

(l) Seller has complied in all material respects with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any applicable state laws mandating welfare benefit continuation coverage for employees (“COBRA”). Section 3.19(l) of the Seller Disclosure Letter sets forth a complete list of any person who is receiving continuation coverage under COBRA as of the date hereof, and Seller will supplement such list to be complete and accurate as of the Effective Time.

3.20 Compliance with Law.

(a) Seller has materially complied, and is now in material compliance, with all applicable laws, enactments, statutes, codes, treaties, rules, regulations, ordinances, writs, decrees, certificates, licenses, permits, authorizations, agreements, direction, requirements, judgments and orders of all Governmental Authorities now existing or hereafter enacted, adopted, promulgated, entered, or issued (“Applicable Laws”) and applicable at such times to the Seller or the Real Property, including the Interstate Land Sales Full Disclosure Act of 1968, RESPA, Environmental Laws, Chapter 720 of the Florida Statutes and the related provisions of Florida Administrative Rules.

(b) Seller holds all material Permits that are necessary for Seller to conduct the Business as presently conducted without any material violation of Applicable Laws, and all such Permits held by Seller are in full force and effect. Since January 1, 2008, Seller has not received any notice or other communication from any Governmental Authority that alleges (i) any actual or possible violation of Applicable Laws or any Permit or any failure to comply with any term or requirement of any Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

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(c) Neither Seller, nor any officer, director or employee of Seller, nor any agent or representative of Seller, acting in such capacity, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly violated or taken any act in furtherance of violating any provision of any Applicable Laws relating to anti-bribery or anti-corruption (collectively, the “Anti-Corruption Laws”); or (iii) made any other payment or provided anything of value to anyone in violation of Applicable Laws. In addition, without limiting the foregoing, Seller: (A) has maintained its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of its assets; (B) has not established or maintained any material fund or asset that has not been recorded in its books and records; and (C) has maintained a system of internal accounting controls and procedures sufficient to provide reasonable assurance of compliance with the Anti-Corruption Laws and other Applicable Laws.

3.21 Employee and Labor Matters.

(a) Section 3.21(a) of the Seller Disclosure Letter lists for each employee of Seller, such employee’s (i) name, (ii) job title, (iii) location of employment, (iv) annual base compensation or hourly rate of pay, (v) bonus opportunity, (vi) status as exempt or non-exempt, (vii) status as full-time, part-time, and/or temporary, (viii) total compensation paid for prior calendar year, (ix) accrued and unused paid time off, and (x) a description of any other accrued and unpaid compensation.

(b) Seller has complied in all material respects, and is now in material compliance, with all Applicable Laws applicable to Seller relating to employment, such as laws relating to discrimination, hours of work, the payment of wages or overtime wages, occupational health and safety, workers’ compensation, collective bargaining, equal pay or treatment, parental or other leave and pay, immigration control, information and data privacy and security, and the withholding and payment of social security and other Taxes. Except as set forth in Section 3.21(b) of the Seller Disclosure Letter, to Seller’s Knowledge, there are no complaints, demands, lawsuits, or other proceedings pending against Seller brought by or on behalf of any current or former applicant for employment, employee, independent contractor, or any class of the foregoing, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, of any law or regulation governing employment or termination thereof, or of any other discriminatory, wrongful, or tortuous conduct in connection with the employment relationship.

(c) Except as set forth on Section 3.21(c) of the Seller Disclosure Letter, there are no pending or, to the Knowledge of Seller, threatened investigations, audits, complaints, or proceedings against Seller by or before any Governmental Authority respecting or involving any current or former applicant for employment, any employee, independent contractor, or any class of the foregoing.

(d) Each employee has completed and Seller has retained an Immigration and Naturalization Service Form I-9 in accordance with Applicable Laws. No current employee is an alien who is authorized to work in the United States in non-immigrant

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status. For each employee whose social security number (or purported social security number) or similar information has appeared on any notification identifying an issue, potential issue, or discrepancy with regard to the employee’s authorization to work, such employee or Seller has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number) or other discrepancy regarding work authorization.

(e) Seller has paid in full to all current and former Seller employees all wages, salaries, bonuses, vacation and other paid time off, and commissions due and payable to such Seller employees and has fully reserved in its books of account all amounts for wages, salaries, vacation and other paid time off, bonuses, and commissions due but not yet payable to such Seller employees.

(f) Any individual who has performed or is performing services for Seller who has been classified as an independent contractor, as an employee of some other entity whose services are leased to Seller, or as any other non-employee category, has been or is correctly so classified and has not been or is not in fact a common law employee of Seller.

(g) No Seller employee is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated by Seller. Seller is not the subject of any proceeding asserting that Seller has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. There are no pending or, to Seller’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving Seller, and there have not been any such actions during the past five years. To Seller’s Knowledge, no union organizing campaign or activity is in progress with respect to any employees of Seller, and no question concerning representation exists respecting such employees.

(h) To Seller’s Knowledge, no current employee has given notice to a Seller representative of his or her intent to terminate employment with Seller.

(i) The employment relationship between Seller and each current employee is “employment at will.”

(j) There are no workers’ compensation claims pending against Seller, nor is Seller, to Seller’s Knowledge, aware of any facts that would give rise to such claim.

(k) No current employee is receiving short or long-term disability benefits or is on a leave of absence.

(l) Seller has not engaged in any employee layoff or plant closing activities within the last three years that triggered the application of or violated (or would, together with the transactions contemplated by this Agreement, trigger the application of or violate) the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local mass layoff statute, rule or regulation.

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(m) Seller is not a government contractor or subcontractor with any affirmative action obligations under state or federal law.

3.22 Related-Party Transactions. Except as set forth in Section 3.22 of the Seller Disclosure Letter, no Seller Member nor any director or officer of Seller or any of its Affiliates (regardless of the capacity of such Person, including as an individual or trustee) (a) has been involved in any business arrangement or relationship (including as a party to a contract) with Seller at any time since January 1, 2010 (other than as a director, an employee or an independent contractor providing services to Seller); (b) owns, licenses or leases any material asset used in the business of Seller; or (c) owns, directly or indirectly, any interest in any Person that competes with Seller. None of such arrangements are necessary for the continued conduct of the business of Seller after the Closing in substantially the same manner as conducted prior to the Closing and the termination of such arrangements.

3.23 Business Collateral. Section 3.23 of the Seller Disclosure Letter lists each letter of credit, escrowed funds, guarantee, surety bond or other collateral given or required to be given by or on behalf of Seller (the “Business Collateral”). Each item of Business Collateral was entered into in the Ordinary Course of Business and relates to the Purchased Assets. None of the Business Collateral has been drawn against.

3.24 Hanover Bulk Purchase. Each Take Down Contract Property is either fully developed (i.e. subject to an approved platted), in the process of development (i.e. in the process of plat approval) or is a “paper lot” (i.e. subject only to a preliminary plat or plan) in each case as set forth on Section 3.24 of the Seller Disclosure Letter, and, upon exercise of the Take Down Contracts by Buyer, will be conveyed to Buyer with good and marketable title, free of all Liens, other than Permitted Liens. Each Take Down Contract Property is suitable for residential development.

3.25 Home Warranty Obligations.

(a) Each Housing Unit or other product manufactured, sold, leased or delivered by Seller is and was at all times when such actions occurred in conformance with all applicable contractual obligations, including all applicable warranties, whether express, implied or imposed by contract or statute (the “Home Warranty Obligations”). The Seller Balance Sheet includes adequate reserves for Seller’s Home Warranty Obligations. Section 3.25(a) of the Seller Disclosure Letter sets forth a summary of Seller’s practice for computing the warranty reserve, which is consistent with industry norms.

(b) Section 3.25(b) of the Seller Disclosure Letter contains copies of Seller’s standard terms and conditions of sale (including applicable guarantee, warranty and indemnity provisions), and no Housing Unit or other product manufactured, sold, leased or delivered by Seller is subject to any guarantee, warranty or other indemnity beyond such applicable standard terms and conditions of sale and lease. Seller has provided a true and correct list of each customer to whom Seller has outstanding Home Warranty Obligations.

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(c) Section 3.25(c) of the Seller Disclosure Letter sets forth a true, correct and complete summary of Seller’s historical warranty experience.

3.26 Covenants, Conditions and Restrictions. All Housing Units sold by or subject to a Retail Sales Contract with Seller conform with the requirements of any applicable covenants, conditions, restrictions and declarations (the “CCRs”) and the building plans for such Housing Units received all requisite approvals pursuant to the CCRs; and to the extent in Seller’s possession or control, true, correct and complete copies of any and all approvals and applications and plans and specifications submitted in connection therewith have been delivered by Seller to Buyer. Seller has not received any notices of, nor to Seller’s Knowledge, is there any pending, anticipated, contemplated or threatened violation of any CCRs.

3.27 Retail Sales Contracts. Section 3.27 of the Seller Disclosure Letter lists as of the date hereof all of the retail sales agreements Seller has entered into concerning the sale and delivery of Housing Units within the Real Property which have not yet closed (the “Retail Sales Contracts”), the earnest money deposits made pursuant thereto, the brokerage commissions due in connection therewith, the sales price thereunder (including all upgrades, incentives, credits etc.) and the anticipated closing date thereunder. Each of the Retail Sales Contracts has been validly assigned to Retail Sales Subsidiary, complies with Applicable Laws and is valid, binding and in full force and effect and is free of default. True and complete copies of the Retail Sales Contracts have been delivered to Buyer in electronic form. All earnest money deposits received by Seller for Housing Units are held by Seller and have been received and held in accordance with Applicable Laws and the terms of each applicable Retail Sales Contract. No reservation or other deposits have been accepted. Seller’s rights in and to the escrow account holding the foregoing deposits and the Retail Sales Contracts are being hereby assigned to Buyer. No consent of any third party was or is required in connection with the assignment of the Retail Sales Contracts to Retail Sales Subsidiary or the acquisition by Buyer of Retail Sales Subsidiary.

3.28 Homeowners’ Associations. Section 3.28 of the Seller Disclosure Letter sets forth all Associations controlled by Seller or Hanover and the officers of each such Association. To Seller’s Knowledge, all Associations are in accordance with Applicable Laws, and have been duly organized and are in good standing under Applicable Laws, and, except as set forth in Section 3.28 of the Seller Disclosure Letter, have been operated and managed in accordance with Applicable Laws and all organizational documents applicable thereto, including the articles of incorporation, bylaws, CCRs applicable to each Association, and declaration applicable to each such Association. To the extent in Seller’s possession, the minute books of all such Associations shall be made available to Buyer and shall be delivered to Buyer on the date hereof. If requested, Seller’s officer positions on any such Association shall be transferred to Buyer on the date hereof and if requested Seller or its designees shall resign from such office.

3.29 Coastal Construction Control Line. No portion of the Real Property is affected by the Coastal Construction Control Line as defined in section 161.053 of the Florida Statutes.

3.30 Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Seller Disclosure Letter or any certificate or other document furnished or to be furnished to Buyer or otherwise made by Seller or any Seller Member in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact

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necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.31 No Brokers; Fees. Except for Builder Advisor Group / Tony Avila, whom shall be compensated by Seller pursuant to a separate written agreement, none of Seller, Seller Members or any Affiliate of Seller or any Seller Member is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated by this Agreement, and neither Parent nor Buyer will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the transactions contemplated by this Agreement or any act or omission of Seller, any Seller Member or any of their respective employees, officers, directors, stockholders, agents or affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer, jointly and severally, represent and warrant to Seller that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not have a Parent Material Adverse Effect.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Buyer have been duly authorized by all necessary corporate action on the part of each of Parent and Buyer. This Agreement has been duly executed and delivered by each of Parent and Buyer and constitutes the valid and binding obligation of each of Parent and Buyer, enforceable against each of them in accordance with its terms, subject to the any applicable bankruptcy, reorganization, insolvency, moratorium, or other similar Applicable Laws affecting creditors’ rights generally and principles governing the availability of equitable remedies.

(b) The execution and delivery of this Agreement by each of Parent and Buyer do not, and the consummation by Parent and Buyer of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any

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provision of the article or certificate of incorporation or bylaws of Parent or Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Buyer is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Buyer or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or any stock market or stock exchange on which shares of Parent’s common stock are listed for trading is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement by Parent or Buyer or the consummation by Parent or Buyer of the transactions contemplated by this Agreement, except for customary public company disclosures to the Securities and Exchange Commission and Nasdaq.

(d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

4.3 Litigation. As of the date of this Agreement, there is no lawsuit or other legal proceeding pending or, to the knowledge of Parent or Buyer, threatened, against Parent or Buyer challenging the transactions contemplated by this Agreement.

4.4 Financing. Parent and Buyer have access to sufficient funds to perform all of their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

4.5 No Brokers; Fees. Except for Michael P. Kahn & Associates, whom shall be compensated by Parent and/or Buyer pursuant to a separate written agreement, none of Parent, Buyer or any Affiliate of Parent or Buyer is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated by this Agreement, and neither Seller nor Seller Members will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the transactions contemplated by this Agreement or any act or omission of Parent, Buyer or any of their respective employees, officers, directors, stockholders, agents or affiliates.

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ARTICLE V

CONFIDENTIALITY

5.1 Confidentiality.

(a) The parties acknowledge that Parent and Seller have previously executed a confidentiality agreement, dated as of September 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby terminated.

(b) From and after the date hereof, Seller and each Seller Member shall maintain in confidence, and each shall cause its agents, representatives and Affiliates to maintain in confidence, and none of them shall use to the detriment or competitive disadvantage of Parent, Buyer or their Affiliates, any information obtained in confidence from Parent, Buyer or their Affiliates in connection with this Agreement or any of the transactions contemplated hereby and the confidential, proprietary or other non-public information of Seller. The foregoing covenants shall not apply (i) with respect to information that is already known to a party or to others not bound by a duty of confidentiality or such information that becomes publicly available through no fault of such party; (ii) to the extent necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement; and (iii) to the extent required under Applicable Law, including reporting the transactions contemplated by this Agreement on Tax Returns and disclosure requirements under the federal securities laws and the rules and regulations issued thereunder. If the transactions contemplated by this Agreement are not consummated, each party shall return or destroy as much of confidential information received from the other as the other party may reasonably request.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Public Disclosure. Seller acknowledges that Parent intends to issue a press release and make public filings that include this Agreement and a summary of its terms. Parent will consult with Seller before issuing its initial press release. Neither Seller nor the Seller Members shall make any press release or other public statement regarding this Agreement without the prior consent of Parent.

6.2 Restrictive Covenants.

(a) To further ensure that Buyer receives the expected benefits of acquiring the Business, Seller and Seller Members agree that (subject to the other terms of this Section 6.2), throughout the period that begins at the Closing and ends on the second anniversary of the date hereof (the “Restricted Period”), neither Seller or Seller Members will, directly or indirectly, except in the course of a Seller Member’s employment with Parent or one of Parent’s Affiliates:

(i) engage in the Business in the markets in which Parent, Buyer, Seller or their Affiliates operate as of the date hereof (the “Restricted Area”);

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(ii) own, operate, solicit, be a partner, stockholder, co-venturer or otherwise invest in, lend money to, consult with, manage or render services to, act as agent for, license any Intellectual Property to, or acquire or hold any interest in, any Person that engages in the Business in the Restricted Area; or

(iii) employ, solicit for employment or otherwise attempt to employ any employee or independent contractor of Parent, Buyer or their Affiliates (including any current employee or independent contractor of Seller who is hired by any of them) or otherwise interfere with or disrupt any such employment relationship (contractual or other) of Parent, Buyer or their Affiliates;

provided, however, the foregoing limitations shall not restrict: (A) owning or acquiring 5% or less of the outstanding voting securities of a public company, (B) personal investments in real estate, so long as such investments do not involve single family residential homes for resale, (C) performing services for any charitable, religious or community organizations, (D) subject to written approval from Parent’s President and Chief Executive Officer (CEO) (these positions being held by one person), serving on the board of directors of any entity that is not a competitor of the Company, (E) with respect to clauses (i) and (ii) only, a Seller Member continuing to serve as an officer, director, manager, or beneficial owner of Hanover Land Company, LLC, Hanover Capital Partners, LLC, SAM of Heathrow, LLC or their Affiliates other than Seller to the extent, but only to the extent, such activities of such Seller Member and the activities of such entities are consistent in nature, scope and magnitude with their activities prior to the date of this Agreement.

(b) Seller specifically acknowledges and agrees that (i) this Section 6.2 and similar provisions set forth in the Employment Agreements, the Hanover Agreement and any other Seller Ancillary Document are reasonable and necessary to ensure that Parent and Buyer receive the expected benefits of acquiring the Business; (ii) Parent and Buyer have refused to enter into this Agreement in the absence of such provisions; and (iii) breach of such provisions will harm Parent and Buyer to such an extent that monetary damages alone would be an inadequate remedy and Parent and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach by Seller of this Section 6.2, (A) Parent and Buyer (in addition to all other remedies Parent and Buyer may have) will be entitled to seek an injunction and other equitable relief restraining Seller from committing or continuing such breach and to enforce specifically this Agreement and its terms and (B) for Seller the duration of the Restricted Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

6.3 Employee Matters.

(a) Seller shall afford Parent, Buyer or their Affiliates (including Avatar Properties, Inc.) a reasonable opportunity to interview Seller’s employees for employment by Parent, Buyer or their Affiliates. Parent, Buyer or their Affiliates will offer employment to all such persons (subject to satisfactory completion of background checks, immigration status verification and other customary employment prerequisites),

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on terms and conditions established by Parent, Buyer or their Affiliates, to be effective on such date as selected by Parent, Buyer or their Affiliates in their discretion. Seller will furnish to Parent, Buyer or their Affiliates complete and accurate personnel files of all persons presently employed by Seller in the Business. Seller will use its commercially reasonable efforts to assist Parent, Buyer or their Affiliates in ensuring that all employees accept such offers on the terms and conditions offered by Parent, Buyer or their Affiliates. Such efforts by Seller shall include immediately informing Parent if Seller learns that any such employee is contemplating declining Parent, Buyer or their Affiliates’ employment offer and encouraging any such employee to accept Parent, Buyer or their Affiliates’ employment offer, as applicable. Parent, Buyer or their Affiliates may not refrain from offering employment to any person for any reason.

(b) Concurrently with the execution of this Agreement, Seller shall terminate the employment of all persons who are employed by Seller in the conduct of the Business who have received an offer of employment by Parent, Buyer or one of their Affiliates.

(c) Seller shall be responsible for all liabilities and obligations relating to or arising out of the employment, engagement, remuneration, or cessation of employment with Seller of any employee of the Business hired by Parent, Buyer or their Affiliates (and the dependents of such individuals) with respect to all periods prior to and including each such employee’s last day of employment with Seller, except for accrued paid time off and vacation for those employees who accept employment with Parent, Buyer or their Affiliates that is included as a liability in the calculation of Equity Value. Seller shall pay each employee of the Business hired by Parent, Buyer or their Affiliates (including any such employee hired by Parent, Buyer or their Affiliates after the Closing) all accrued wages, salary, commission (except for the brokerage commissions not yet due or payable with respect to Retail Sales Contracts closing after the Closing, set forth on Section 3.27 of the Seller Disclosure Letter), bonus, and other employee compensation and benefits (excluding accrued vacation for those employees who accept employment with Parent, Buyer or their Affiliates that is included as liabilities in the calculation of Equity Value) related to employment with Seller for all periods through the date of termination of each such employee’s employment with Seller in a timely fashion and not later than the date such payment is required by law or the provisions of any benefit plan or contract under which such compensation is or becomes duly payable. In addition, for each such employee Seller shall pay or provide for all other employee benefits maintained by Seller for all periods prior to the termination of each such employee’s employment with Seller, all in accordance with Applicable Law. However, Parent, Buyer or their Affiliates agrees to make available the required COBRA continuation coverage to the applicable “M&A qualified beneficiaries” (as defined in Treas. Reg. § 1.4980B-9) through their group health plans after the date hereof to the extent required by Applicable Law.

(d) Parent, Buyer or their Affiliates shall cause employee benefits to be made available to each employee of the Business who accepts employment by Parent, Buyer or their Affiliates and eligible to participate in accordance with the terms of Parent, Buyer or their Affiliates’ employee benefit plans, as applicable. Service with Seller prior to the date hereof will generally be recognized as if it had been service with Parent, Buyer or their Affiliates, as applicable, for purposes of determining eligibility for Parent, Buyer or

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their Affiliates’ insured medical, dental, life insurance, and other insured welfare benefit plans, and for purposes of determining eligibility and the amount of vacation under Parent, Buyer or their Affiliates’ vacation policies (in each case subject to Applicable Laws and the terms of such plans and policies), but will not be recognized for any other purposes under these plans or for any purposes under any of Parent, Buyer or their Affiliates’ other benefit plans, programs, policies, or arrangements, except that all employees who accept employment with the Parent, Buyer or their Affiliates will receive credit for all sick and vacation accruals as of the employee’s last day of employment with Seller to the extent such accruals are reflected as liabilities and included in the calculation of Equity Value.

(e) Seller shall be responsible for payment of all wages, salary, commission, bonus, and other employee compensation and benefits for all periods, before, on, and after the date hereof, with respect to employees of Seller who are not hired by Parent, Buyer or their Affiliates. To the extent required by Applicable Law, Parent, Buyer or their Affiliates will make available the required COBRA continuation coverage to the applicable “M&A qualified beneficiaries” (as defined in Treas. Reg. § 1.4980B-9) through their group health plans after the date hereof.

(f) Seller shall fully reserve on the Estimated Closing Statement all amounts for vacation and other paid time off, and commissions due but not yet payable to such Seller employees.

6.4 Certain Home Warranty Obligations.

(a) Until the second anniversary of the date hereof, Buyer will provide warranty administration service, subject to Section 6.4(b), with respect to Seller’s Home Warranty Obligations to customers who closed on purchases of Housing Units from Seller on or prior to the date hereof.

(b) The costs of satisfying any Home Warranty Obligations in excess of $150,000, in the aggregate, after applying all proceeds available pursuant to (i) any applicable insurance policy purchased by Seller and assigned to Buyer, (ii) any warranties provided by third party contracts, suppliers, and subcontractors, and (iii) the warranty reserve existing on the balance sheet of Seller as of the date hereof, shall be satisfied by an offset against any earned but unpaid Earn-Out Payment, and then by Seller. In no event will Parent, Buyer or any of their Affiliates have any responsibility or liability for the Home Warranty Obligations in excess of $150,000.

(c) Buyer will receive no compensation for the provision of warranty administration service pursuant to this Section 6.4, but will be entitled to reimbursement of any out-of-pocket, third-party costs and expenses incurred by it in connection with such services (e.g., costs of litigating insurance coverage). In addition, Parent, Buyer or their Affiliates shall be entitled to their usual and customary compensation for the provision for any repair or service work in satisfaction of the Home Warranty Obligations.

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(d) Seller and Seller Members will cooperate with Buyer in connection with the efficient delivery of warranty administration services, including making available all Records with respect to the Home Warranty Obligations and any potential defects.

(e) Buyer shall perform the warranty administration services in a manner and at a level of service generally consistent with the provision of such services by Seller in connection with the conduct of the Business immediately prior to the date hereof. If, consistent with the foregoing sentence, Buyer determines to provide services in excess of what it believes is legally required with respect to the Home Warranty Obligations and at such time no Seller Member remains involved in the oversight or provision of such warranty administration services, Buyer will provide notice from time to time of the costs of such excess services to be deducted from an Earn-Out Payment or borne by Seller pursuant to Section 6.4(b). Buyer makes no representations and warranties of any kind, implied or expressed, with respect to the warranty administration services, including no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed.

(f) The services to be provided by Buyer pursuant to this Section 6.4 are those of an independent contractor and nothing contained herein shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. Nothing herein shall be deemed to constitute an employment relationship between Seller and the employees of Buyer engaged in providing the warranty administration services.

(g) Between the date hereof and the Closing, Seller shall continue to increase its Home Warranty Obligations reserve in the Ordinary Course of Business for new sales and shall reduce such reserve only by actual warranty payments made.

6.5 Hanover Bulk Purchase; Certain Excluded Properties. Seller and Seller Members shall take all actions necessary to effect the Hanover Bulk Purchase and the other transactions contemplated by the Hanover Agreement in accordance with the terms thereof, including terminating each land purchase contract between Seller and Hanover relating to the property subject to the Hanover Bulk Purchase. In addition, prior to Closing, Seller shall have taken any necessary further action to confirm the prior assignment of the land purchase contracts relating to Overlook and Eagle Pointe, as well as the claims, causes of action and other rights relating to such contracts, to Hanover so that Hanover may continue to seek enforcement of such contracts after the Closing in accordance with the Hanover Agreement.

6.6 Substitution of Collateral. For and at the Closing, or promptly thereafter, Buyer will use its commercially reasonable efforts to secure the unconditional release and, as appropriate, return to Seller any Business Collateral, in each case to the extent pertaining to any of the Acquired Assets or Assumed Liabilities, but not meaning any such collateral that is an Acquired Asset).

6.7 Preparation of Financial Information. Seller and Seller Members agree to assist Parent, Buyer and their Affiliates upon request with any financial statements regarding the Business, audits of the Business, any private debt or equity financings and any public securities

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filings or compliance, including providing access to books and records, auditor’s work papers and other documents relating to the Business pre-Closing, providing access to personnel, providing consents or waivers of conflicts to allow auditors to work with Parent, Buyer or their Affiliates and providing similar cooperation. Buyer agrees to reimburse Seller and its Affiliates for their out-of-pocket costs and expenses incurred in connection with their obligations under this Section 6.7.

6.8 Name Change. Within fifteen Business Days after the Closing, Seller will (a) amend its articles of organization, and take all other actions necessary, to change its name and all names under which it does business to a name that does not include the words “Royal Oak” and that does not otherwise imply any affiliation with Parent, Buyer or any of their respective Affiliates, and (b) give to Buyer a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name changes occurred. Neither Seller nor any Seller Member (except in a Seller Member’s capacity as an employee of an Affiliate of Parent) will use a name after the date hereof that includes the word “Royal Oak” or that otherwise implies any affiliation with Parent, Buyer or any of their respective Affiliates, including on letterhead or other correspondence, employee business cards, accounts or signage.

6.9 Consent of Seller Members. By execution of this Agreement, each Seller Member hereby consents and agrees to the entry by Seller and Seller Members into this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, which are hereby “Approved by the Class A Members” as defined in the Amended and Restated Operating Agreement of Seller. Each Seller Member further waives any other come-along and tag-along rights, all rights of co-sale and redemption, all rights of first refusal, purchase rights and options to purchase, all consent or notice rights and other similar rights arising under the Amended and Restated Operating Agreement of Seller or otherwise in connection with Agreement and the Seller Ancillary Documents and consummation of the transactions contemplated hereby and thereby.

ARTICLE VII

TAX MATTERS

7.1 Property Taxes; Transfer Taxes.

(a) In the case of real property Taxes, personal property Taxes, and special assessments relating to the Purchased Assets, Seller shall pay, on or prior to the date hereof, all such taxes and installments of special assessments payable with respect to any year prior to the year of Closing. Taxes for the year of Closing shall be pro-rated. Real estate taxes and personal property taxes for the year of Closing shall be prorated on the following basis: (i) If a tax bill for the year of Closing is available, then proration shall be based upon the current bill; (ii) If the assessment for the year is available, but not the actual tax bill, then proration shall be based upon the assessment; (iii) If neither the assessment for the year nor the tax bill is available, then proration shall be based upon the prior year’s tax bill. If Tax statements for any Purchased Assets are sent directly to Seller by a Tax authority or other Governmental Authority after the date hereof, Seller shall cause such statements to be forwarded promptly to Buyer. Certified municipal non ad valorem liens and pending municipal liens for which work has been substantially

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completed as of the Closing shall be paid by the Seller and any other pending liens shall be assumed by the Buyer, provided that if any such non ad valorem assessment liens relate to special taxing districts for municipal services that are payable in installments, then the Seller shall only be responsible for the installment currently payable which shall be prorated in the same manner as taxes. At the Closing, the foregoing items shall be prorated and adjusted as indicated. If subsequent to the Closing Taxes for the year of Closing are determined to be higher or lower than as prorated, a reproration and adjustment will be made at the request of Buyer or Seller upon presentation of actual tax bills, and any payment required as a result of the reproration shall be made within 10 Business Days following demand therefor. This provision shall survive the Closing.

(b) Each of Buyer and Seller shall pay one-half of all transfer, documentary, conveyancing, or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Real Property under this Agreement (collectively, “Real Estate Transfer Taxes”). Buyer and Seller shall jointly agree on the valuation of the Real Property to the extent that valuations are needed for purposes of determining the amount of Real Estate Transfer Taxes. If a party disagrees with respect to a proposed valuation, the parties shall negotiate in good faith to resolve the issue. If they cannot resolve the issue within 30 days, it shall be resolved by an accounting or appraisal firm chosen by and mutually acceptable to both parties. If payment of a Real Estate Transfer Tax is due prior to any such resolution, payment shall be made based on Buyer’s valuation and, upon resolution, Buyer shall make such corrective filings with the appropriate Taxing Authority and shall pay any additional, and shall be entitled to any refund of, any Real Estate Transfer Tax resulting from such corrective filings. Seller shall be responsible for any Real Estate Transfer Taxes relating to intercompany transfers of land between Hanover and Seller, which shall be accrued prior to Closing and reflected as a liability in the calculation of Equity Value.

(c) Seller shall pay all sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Business or the Assets to Buyer under this Agreement, other than the Real Estate Transfer Taxes. Seller will prepare, subject to Parent’s reasonable approval (which approval will not be unreasonably withheld or delayed), and timely file all Tax Returns required to be filed in respect of such Taxes, provided that Parent may elect to prepare and file any such Tax Returns that are the primary responsibility of Buyer under Applicable Laws. Parent’s preparation of any such Tax Returns will be subject to Seller’s reasonable approval, which approval will not be unreasonably withheld or delayed. Seller and Parent will reasonably cooperate with each other to share information reasonably necessary for the preparation of those Tax Returns and any Tax clearance certificates that either Seller or Parent may request.

7.2 Income and Franchise Taxes. Nothing in this Agreement makes a party liable for the income or franchise Taxes of the other party.

7.3 Allocation of Purchase Price. As promptly as practicable, but in no event later than 30 days following the date hereof, Parent will prepare and deliver to Seller a statement allocating the Purchase Price and the Assumed Liabilities among the Purchased Assets (the

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“Allocation Statement”). The Allocation Statement will be consistent with the provisions of Section 1060 of the Tax Code and the Treasury Regulations thereunder and, subject to the foregoing, will be substantially in the form attached hereto as Schedule 7.3 (the “Allocation Principles”). The Allocation Principles are intended by the parties, acting in good faith, to comply with the provisions of Section 1060 of the Tax Code and the Treasury Regulations thereunder, based on the preliminary amounts of the Purchase Price, Assumed Liabilities and the Purchased Assets estimated as of the date hereof, and subject to fact that the Allocation Principles reflect ranges of value as of the date hereof, rather than specific amounts. Within 30 days after Seller’s receipt of the Allocation Statement, Seller shall indicate its concurrence therewith, or propose to Parent any changes to the Allocation Statement. Seller’s failure to notify Parent of any objection to the Allocation Statement within 30 days after receipt thereof shall constitute Seller’s concurrence therewith. Seller and Parent shall negotiate in good faith to resolve any disputes regarding the Allocation Statement. If Seller and Parent are unable to resolve any disputes regarding the Allocation Statement within 30 days of Parent’s receipt of such changes, then the dispute shall be submitted to the Neutral Auditor for resolution as soon as practicable, but in any event within 30 days. The Neutral Auditor shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the parties and not by independent investigation, only the specific items under dispute by the parties. The Neutral Auditor shall deliver to Seller and Parent, as promptly as practicable, but in any case no later than 30 days, a determination of the allocation. Parent, on the one hand, and Seller, on the other hand, shall share equally all fees and expenses of any the Neutral Auditor hired pursuant to this Section 7.3.

Except to the extent required by Applicable Law or a Governmental Authority, including pursuant to a “determination” within the meaning of Section 1313(a) of the Tax Code, Parent and Seller agree to timely report the transaction contemplated herein for federal income tax purposes on all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Tax Code and the Treasury Regulations thereunder in a manner consistent with the Allocation Statement, as so finalized. In furtherance of the foregoing, and without limitation, the parties agree to jointly prepare an IRS Form 8594 consistent with the above allocation procedures and the Allocation Statement, as so finalized, and further agree to file such IRS Form with their respective tax returns for the tax year which includes the date hereof. No party shall file any tax return or take a position with any taxing authority that is inconsistent with the Allocation Statement, as so finalized (except to the extent required by Applicable Law or a Governmental Authority, including pursuant to a “determination” within the meaning of Section 1313(a) of the Tax Code).

ARTICLE VIII

CLOSING DELIVERIES

8.1 Closing Deliveries of Seller and Seller Members. Concurrently with the execution of this Agreement, Seller and Seller Members shall deliver to Parent and Buyer each of the items contemplated to be so delivered by this Agreement, including each of the following items:

(a) the consents to the consummation of the transactions contemplated by this Agreement as listed on Schedule 8.1(a), duly executed by the relevant counterparties.

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(b) the Employment Agreements, duly executed by each Key Employees;

(c) the Hanover Agreement, duly executed by each party thereto other than Parent and Buyer;

(d) evidence of the termination or subordination of all UCC-1 filings, security agreements, or other Liens on the Purchased Assets (other than Permitted Liens);

(e) a bill of sale and assignment and assumption agreement, substantially in the form of Exhibit B (the “Bill of Sale and Assumption Agreement”), duly executed by Seller;

(f) a domain name assignment, duly executed by Seller;

(g) a special warranty deed conveying to Buyer the Owned Real Property, subject only to Permitted Liens;

(h) a bill of sale, with respect to all of Seller’s right, title and interest in and to any improvements and equipment and similar property related to the Owned Real Property;

(i) a general assignment of water, sewer, transportation, school and all other impact fee credits or reservations of Seller or associated with the Owned Real Property;

(j) if any and solely to the extent transferable, a general assignment of all developer or declarant rights of Seller with respect to the Owned Real Property (and assignments of any Permitted Liens as are requested by Buyer);

(k) a general assignment of all Permits and other rights, benefits and intangible property owned by Seller related to all or any portion of the Owned Real Property;

(l) an affidavit of Seller regarding matters affecting title to the Real Property and/or as may be reasonably required by the title company which shall include among other things, language sufficient to delete the so-called “standard exceptions” from the title insurance policy described in Section 8.1(m) (including the survey exception);

(m) if requested by Buyer, letters of resignation from any directors or officers designated by Seller with respect to any Associations;

(n) an assignment from Seller to Hanover of the purchase agreements for the Overlook and Eagle Point properties;

(o) a termination of the Purchase and Sale Agreement between Seller and Hanover for the property to be acquired directly by Buyer (i.e. located within the subdivisions known as Barrington Estates, Hammock Trails and Avalon Reserve) pursuant to the Hanover Agreement;

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(p) a closing statement;

(q) a general assignment assigning to Buyer all of Seller’s right, title and interest in the Take Down Contracts, together with, subject to Section 1.5(d) hereof, the written consent of any entity having a right to consent to such assignment. Buyer may elect by notice to Seller to require Seller to provide a separate assignment for each or any of the Take Down Contracts;

(r) any appropriate required federal income Tax reporting form,

(s) all documents and instruments which may be required of Seller under Applicable Law, including any revenue or tax certificates or statements,

(t) assignments of each Assumed Real Property Lease or Third Party Lease, in form and substance reasonably satisfactory to Parent, duly executed by Seller and, if required in order to complete the assignment, by the landlord or tenant of each such Assumed Real Property Lease or Third Party Lease, together with a customary estoppel certificate executed by each landlord, in a form an substance reasonably satisfactory to Parent;

(u) an estoppel certificate from each Association, in form and substance reasonably satisfactory to Buyer, executed by each Association;

(v) a written request for a subordination, non-disturbance and attornment agreement, in form and substance reasonably satisfactory to Parent, to be delivered by each mortgagee holding a Lien on the Assumed Real Property Lease relating to Seller’s office;

(w) all documents, if any, necessary to transfer to Buyer each Permit related to the Business, executed by Seller and any required Governmental Authority or third party;

(x) a non-foreign affidavit, executed by Seller, in form and substance required under the Treasury Regulations issued pursuant to section 1445 of the Tax Code and otherwise reasonably satisfactory to Parent and Buyer, accurately stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Tax Code;

(y) payoff letters with respect to all Indebtedness; and

(z) all other documents as Parent or the title company may reasonably request to facilitate the consummation of the transactions contemplated by this Agreement, including customary closing certificates and curative instruments or documents necessary to satisfy the requirements and delete the standard exceptions set forth in the title commitments and the delivery of estoppel letters related to the Permitted Liens affecting title to the Owned Real Property.

8.2 Closing Deliveries of Parent and Buyer. Concurrently with the execution of this Agreement, Parent and Buyer shall deliver to Seller each of the items contemplated to be so delivered by this Agreement, including each of the following items:

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(a) payment of the Closing Purchase Price from Parent or Buyer as specified in Section 2.1(b)(ii);

(b) payment, on Seller’s behalf, the Closing Indebtedness as specified in Section 2.1(b)(i); and

(c) to the extent applicable, counterparts to each of the documents listed in Section 8.1.

ARTICLE IX

FEES AND EXPENSES; AMENDMENT

9.1 Fees and Expenses. Except as set forth in Section 7.1, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses. For the avoidance of doubt, (a) any transaction commission due to Builder Advisor Group / Tony Avila will be borne be paid by Seller or Seller Members and not Parent or Buyer and (b) any fees and expenses payable to Michael P. Kahn as Parent’s consultant will be paid by Parent or Buyer and not Seller or Seller Members.

9.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Buyer, Seller and Seller Members.

9.3 Waiver. Any agreement on the part of a party hereto to the waiver of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. Such waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller and Seller Members. Subject to the terms and conditions of this Article X, from and after the date hereof, Seller and Seller Members, jointly and severally (but subject to Section 10.6), shall indemnify Parent and Buyer in respect of, and hold Parent and Buyer harmless against, any and all liabilities, damages, losses, claims, demands, fines, fees, interest, penalties, assessments, costs, and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred or suffered by Parent, Buyer, or any Affiliate of Parent or Buyer (including Retail Sales Subsidiary) resulting from, related to, or arising out of:

(a) any breach of a representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant hereto;

(b) any failure by Seller to perform any covenant or agreement contained in this Agreement;

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(c) any Excluded Liability; or

(d) any liability or obligation of Seller that is not an Assumed Liability (including as a result of any failure of the parties in connection with the transactions contemplated hereby to comply fully with any applicable bulk-transfer laws).

10.2 Indemnification by Parent. Subject to the terms and conditions of this Article X, from and after the date hereof, Parent shall indemnify Seller and Seller Members in respect of, and hold Seller and Seller Members harmless against, any and all Damages incurred or suffered by Seller, Seller Member or any Affiliate of Seller or Seller Members resulting from, related to, or arising out of:

(a) any breach of a representation or warranty of Parent or Buyer contained in this Agreement or in any certificate delivered pursuant hereto;

(b) any failure by Parent or Buyer to perform any covenant or agreement contained in this Agreement; or

(c) any Assumed Liability.

10.3 Claims for Indemnification.

(a) Procedure for Claims. A Person entitled to indemnification under this Article X (an “Indemnified Party”) wishing to assert a claim for indemnification under this Article X (including a claim to which the Threshold would apply) (a “Claim”) shall deliver to the Person from whom indemnification is sought (the “Indemnifying Party”) a written notice (a “Claim Notice”) that (i) states in reasonable detail the facts constituting the basis for the Claim and the Damages claimed, (ii) states the amount (the “Claim Amount”) of any Damages claimed by the Indemnified Party, to the extent then known, (iii) states that the Indemnified Party is entitled to indemnification under this Article X and set forth a reasonable explanation of the basis therefor, and (iv) includes a demand for payment in the amount of such Damages. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount, (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”), or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claim Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response (the “Resolution Period”), the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.10.

(b) Third-Party Claims. All claims for indemnification made under this Agreement resulting from, related to, or arising out of a third-party claim shall be subject to the following additional procedures and provisions. An Indemnified Party shall give

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prompt written notification to the Indemnifying Party of the commencement of any action, suit, or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim or demand by a third party. Such notification shall (i) state in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such third-party claim, (ii) state the sections of this Agreement with respect to which indemnification is being claimed for any such Damages and that the Indemnified Party is entitled to Indemnification under this Article X, and (iii) state the amount of the Damage being claimed. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding, or claim with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of any action, suit, proceeding, or claim that seeks non-monetary relief or criminal penalties without the written consent of the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding, or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one additional counsel for all Indemnified Parties. The party controlling such defense shall (A) keep the other party advised of the status of such action, suit, proceeding, or claim and the defense thereof, (B) provide the other party with reasonable access to all relevant information and documentation relating to the claim and the prosecution or defense thereof, and (C) consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(c) Treatment of Indemnity Payments. All indemnity payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

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10.4 Survival.

(a) The representations and warranties of Seller, Seller Members, Parent, and Buyer set forth in this Agreement (other than Fundamental Representations) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the third anniversary of the date hereof (the “Survival Date”), at which time they shall expire.

(b) Notwithstanding anything to the contrary in this Agreement, all Fundamental Representations shall survive until the date that is 60 days following the expiration of the applicable statute of limitations with respect to the underlying subject matter thereof (e.g., claims under Section 3.9 relating to federal income Taxes will survive until the expiration of the statute of limitations applicable under the Tax Code, claims under Section 3.19 relating to ERISA will survive until the expiration of the statute of limitations applicable to claims under ERISA, etc.); provided, however, that the three-year statute of limitations applicable under Delaware law for claims relating to contracts not under seal (and not the longer twenty-year statute of limitations applicable to contracts under seal) shall apply (and the parties agree that the limitations period shall be reduced to such three-year period) in the absence of an applicable statute of limitations with respect to the underlying subject matter thereof for any such claim. For purposes of clarification, the parties acknowledge and agree that this Agreement is being entered into as a contract under seal solely for the purpose, with regard to the Fundamental Representations only, of not running afoul of the Delaware rule of law that a statute of limitations period may not be extended by contract, and it is not the parties’ intent to extend the statute of limitations period for any claim to twenty years, but only for so long as would otherwise be the case under any specified statute of limitations period applicable to the underlying subject matter thereof (e.g., three years for Taxes under Tax Code Section 6501(a), six years for Taxes under Tax Code Section 6501(e), etc.), and if there is no specified statute of limitations period applicable to the underlying subject matter, then the three-year statute of limitations applicable under Delaware law for claims relating to contracts not under seal shall be deemed to apply to such claims. Furthermore, in the event there is a specified statute of limitations period applicable to the underlying subject matter of any claim relating to a Fundamental Representation, Buyer and Parent hereby agree that they shall not agree to extend any such applicable statute of limitations period without the prior written consent of Seller.

(c) Except to the extent expressly waived by a party, the covenants and other agreements of each party set forth in this Agreement will remain in full force and effect in accordance with their terms.

(d) If an indemnification claim under Section 10.1 or 10.2, as the case may be, is properly asserted under Section 10.3 prior to the Survival Date or other applicable survival date, then the related representation and warranty, covenant or agreement shall survive until, but only for the purpose of, the resolution of such claim.

10.5 Limitations and Other Terms.

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(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of Seller and Seller Members for Damages under Section 10.1(a) shall not exceed $2.0 million (the “Cap”), and (ii) Seller and Seller Members shall not be liable under Section 10.1(a) unless and until the aggregate Damages for all Claims under such section equal or exceed an amount equal to $400,000 in the aggregate (the “Threshold”), at which time Seller and Seller Members shall be liable for all such Damages (including those equal to or less than the Threshold); provided, however, that the limitations Threshold shall not apply to a claim arising out of a breach of a Fundamental Representation or any representation that was fraudulently made.

(b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of Parent for Damages under Section 10.2(a) shall not exceed the Cap, and (ii) Parent shall not be liable under Section 10.2(a) unless and until the aggregate Damages for all claims under such section equal or exceed Threshold, at which time Parent shall be liable for all such Damages (including those equal to or less than the Threshold; provided, however, that the limitations set forth in this Section 10.5(b) shall not apply to a claim arising out of a breach of a Fundamental Representation or any representation that was fraudulently made.

(c) The representations and warranties of each of the Seller, Seller Members and Buyer in this Agreement (other than Section 3.6(a)) and in any certificate delivered pursuant hereto shall be deemed not to include any Materiality Qualifiers solely for the purposes of calculating the amount of Damages to which a party is entitled pursuant to Section 10.1(a) or 10.2(b) (but such Materiality Qualifier shall be taken into account in determining whether there has been a breach of any representation or warranty in this Agreement).

(d) No right or obligation under this Article X will be waived or otherwise affected by any knowledge (of any form or type) of Parent or Buyer or by any investigation, due diligence, or verification by or on behalf of Parent or Buyer. All representations, warranties, covenants, and agreements herein will be deemed material and relied upon by each party, and none will be waived by any failure to pursue any action or by consummation of the transactions contemplated herein.

(e) Payments by an Indemnifying Party pursuant to this Article X in respect of any Damages shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Damages by the Indemnified Party, determined in the reasonable discretion of such Indemnified Party.

(f) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages except arising out of a third-party claim.

(g) Each Indemnified Party will use its commercially reasonable efforts to mitigate any Damages for which such Indemnified Party is or may become entitled to be indemnified hereunder.

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(h) Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(i) Except with respect to claims for equitable relief and except with respect to claims of fraud, the rights of the Indemnified Parties under this Article X shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates from and after the Effective Time.

10.6 Allocation of Liability Among Seller Members.

(a) Allocation of Liability Among Seller Members. Seller shall be liable for the full amount of any indemnification obligations under this Article X. The individual liability of any Seller Member for any Claim under this Article X shall be limited to such Seller Member’s Pro Rata Portion thereof, unless such Claim arises from (i) a breach of a representation or warranty relating specifically to such Seller Member or (ii) a failure by such Seller Member to perform any covenant or agreement relating specifically to him (an “Individual Claim”).

(b) Contribution. If any Seller Member pays (or becomes obligated to pay) any indemnification under this Article X (other than an Individual Claim) and such payment is not paid (or is not allocated to be paid) by all Seller Members in proportion to each Seller Member’s Pro Rata Portion thereof, then each Seller that paid (or was allocated) less than such Seller Member’s Pro Rata Portion promptly will contribute immediately available funds to each Seller Member that paid (or was allocated) more than its Pro Rata Portion such that, after making such contribution payments, each Seller Member will have paid its Pro Rata Portion of such indemnification. This Section 10.6(b) contains covenants and agreements by and among Seller Members only. Buyer will have no right or liability under or in connection with this Section 10.6(b).

10.7 Set-Off; First Recourse to Earn-Out Payment.

(a) Parent and Buyer will have the right to set off and retain any unpaid amount owed by Seller or any Seller Member to Buyer hereunder, including pursuant to Section 2.2, Section 6.4 and Article X, against any amount payable by Parent or Buyer to Seller or such Seller Member, including the Earn-Out Payment (but not against any amount payable under the Employment Agreements). The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to Parent or Buyer.

(b) If and to the extent any Earn-Out Payment has been earned and is payable by Buyer pursuant to Section 2.4 at the time of the final determination of any monetary claim for indemnification under Article X, such claim shall be satisfied first by a dollar-for-dollar offset against the Earn-Out Payment before recovery of such claim may be sought against any other assets of Seller or the Seller Members. As a consequence of the foregoing, upon delivery of a Claim Notice by Parent or Buyer to Seller, Buyer’s obligations to pay any Earn-Out Payment shall be suspended to the extent (but only to the

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extent) of the amount specified in such Claim Notice until the matter set forth in the Claim Notice is fully resolved. No interest will accrue on the Earn-Out Payment during this period.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, or (iv) the date such notice is actually received by the party for whom it is intended (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) in the case of any other means of transmission (including personal delivery, messenger service or ordinary mail), in each case to the intended recipient as set forth below:

(a)	if to Parent or Buyer:

AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Scottsdale, Arizona 85253

Attn: Roger A. Cregg

Facsimile: (480) 948-0701

Email: R.Cregg@AVHomesInc.com

with a copy to (which shall not constitute notice):

AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Scottsdale, Arizona 85253

Attn: Dave M. Gomez

Facsimile: (480) 948-0701

Email: D.Gomez@AVHomesInc.com

with a further copy to (which shall not constitute notice):

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn: Michael A. Stanchfield

Facsimile: 612-766-1600

Email: Mike.Stanchfield@FaegreBD.com

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with a further copy to (which shall not constitute notice):

Akerman, LLP

1 SE 3rd Avenue

25th Floor

Miami, Florida 33131

Attn: Brenda J. Goerks, Esq.

Facsimile: (305) 374-5095

Email: brenda.goerks@akerman.com

(b)	if to Seller or any Seller Member:

Royal Oak Homes, LLC

2420 South Lakemont Avenue, Suite 450

Orlando, Florida 32814

Attn: William S. Orosz, Jr.

Stephen W. Orosz

J. Matthew Orosz

Facsimile: 407-206-9333

Email: worosz@hcpland.com

sorosz@royaloakhomesfl.com

morosz@royaloakhomesfl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attn: Andrew J. Orosz, Esq.

Facsimile: 407-843-4444

Email: andrew.orosz@lowndes-law.com

with a copy to:

Gray Robinson, P.A.

301 E. Pine Street

Orlando, Florida 32801

Attn: Jack McMullen, Esq.

Facsimile: 407-244-5690

Email: jack.mcmullen@gray-robinson.com

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

11.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing)

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constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

11.3 No Third-Party Beneficiaries. Except as provided in Article X, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

11.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, Buyer may assign all of its rights, interests and obligations to Parent or any direct or indirect wholly owned subsidiary of Parent without any such consent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

11.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.6 Counterparts, Signature and Seal. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and the signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes. This Agreement is a contract under seal, with all the consequences thereof under Delaware law (provided, however, that the parties hereto agree that, notwithstanding the application of the longer limitations period applicable under Delaware law for sealed contracts, the parties hereby agree to reduce the applicable limitations period for all claims arising out of or relating to this Agreement as set forth

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in Section 10.4.), and the word “SEAL” next to each party’s signature has the same effect as if such party’s seal were manually affixed hereto.

11.7 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

11.8 Governing Law. This Agreement and any controversy related to, arising directly or indirectly out of, caused by, or resulting from this shall be governed by and construed in accordance with the internal laws of the State of Delaware (except with respect to the remedy of specific performance, as to which the internal laws of the State of Florida shall govern) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware, the State of Florida or any other jurisdiction) that would cause the application of laws of any other jurisdictions.

11.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.10 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Florida in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action

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or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.10, however, shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law.

11.11 Seller Disclosure Letter. Seller Disclosure Letter shall be arranged in Sections corresponding to the numbered Sections contained in Article III, and the disclosure in any Section shall qualify (a) the corresponding Section in Article III, and (b) the other Sections in Article III, to the extent that it is apparent from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in Seller Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Seller Material Adverse Effect, or is outside the Ordinary Course of Business.

11.12 Waiver of Jury Trial. Each of Parent, Buyer, Seller and Seller Members hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Buyer, Seller and Seller Members in the negotiation, administration, performance and enforcement hereof.

11.13 Further Assurances. Each of the parties hereto agree that they shall sign such additional and supplemental documents as may be necessary to implement the transactions contemplated pursuant to this Agreement when requested to do so by any party to this Agreement.

ARTICLE XII

DEFINITIONS

12.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933.

(b) “Association” means all property owners and condominium owners associations applicable to the Owned Real Property.

(c) “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Scottsdale, Arizona or Orlando, Florida are permitted or required by law, executive order, or governmental decree to remain closed.

(d) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation (but excluding the payment of regular salary

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and wages), including insurance coverage, severance, retention incentives, flexible spending accounts, medical, dental, vision, prescription drug, transportation, disability, paid time off, vacation, holiday, sick leave, educational assistance, adoption assistance, or fringe benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other equity based award, or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee, director or officer (or dependent) of Seller or its ERISA Affiliates.

(e) “Environmental Claim” means any written claim, judgment, penalty, fine, demand, suit, action, proceeding, order, warning letter, investigation or notice by any Person alleging any pending, anticipated, threatened, or potential liability (including potential liability for investigatory costs, risk assessment costs, cleanup costs, removal costs, remedial costs, operation and maintenance costs, governmental response costs, natural resource damages, or penalties) arising out of, based on, or resulting from (i) noncompliance or alleged noncompliance with any Environmental Law or permit, license, certificate or letter, (ii) injury or damage (or alleged injury or damage) arising from exposure to Hazardous Substances, or (iii) the presence, Release or threatened Release into the environment, of any Hazardous Substance at or from any location, whether or not owned, leased, operated or otherwise used by Seller.

(f) “Environmental Law” means (i) the Resource Conservation and Recovery Act, as amended, restated or supplanted, and any rules or regulations promulgated, adopted or incorporated thereunder, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, restated or supplanted, and any rules or regulations promulgated, adopted or incorporated thereunder, (iii) the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the Endangered Species Act, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, and (iv) any local, state or federal law, statute, ordinance, rule, code regulation, order, decree, tort, common law, license, order or judgment pertaining to (A) environmental regulation of the air, water, groundwater, land, natural resources and/or pertaining to the production, storage, transport, use, control, development, disposal, contamination, remediation, handling, treatment, release or threatened release, or clean-up of Hazardous Substances, (B) the protection, investigation or restoration of the environment, human health and safety, or natural resources, or (C) noise or odor, flora, fauna, wetlands, or threatened or endangered species or their habitat, protection.

(g) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(h) “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Tax Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Tax Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Tax

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Code or the regulations under Section 414(o) of the Tax Code), any of which includes Seller.

(i) “Fundamental Representations” means (i) with respect to Seller, those representations and warranties set forth in Sections 3.3 (Subsidiaries), 3.4(a) (Authority), 3.9 (Taxes), 3.10(a) (but only with respect to title to assets), 3.10(c) (but only with respect to title to Owned Real Property), 3.18 (Environmental Matters), 3.19 (Employee Benefit Plans), and 3.31 (No Brokers); and (ii) with respect to Parent and Buyer, those representations and warranties set forth in Sections 4.2(a) (Authority) and 4.5 (No Brokers; Fees).

(j) “Governmental Authority” means any United States or international, federal, state, county, municipal, local government or political subdivision, any court, arbitrator or arbitral tribunal, any governmental, quasi-governmental, administrative or regulatory commission, entity, authority, commission, board, bureau, agency or instrumentality and any self-regulatory body.

(k) “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material”, “toxic materials” or “toxic substances” pursuant to any Environmental Law, or (ii) any flammable or explosive materials, any petroleum product or by-product, oil, poisons, refuse, trash, garbage and wastes, crude oil, natural gas or synthetic gas usable for fuel, fumes, gases, corrosive and radioactive materials, pollutants or contaminates, hazardous wastes or substances or toxic wastes or substances, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(l) “Housing Unit” means (i) a residential dwelling constructed, currently in process of construction, or to be constructed on a lot, together with the associated lot, or (ii) any condominium unit.

(m) “Indebtedness” means any obligation or other liability under or for any of the following: (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, an obligation to assume indebtedness), including any accrued but unpaid interest, unamortized debt issuance costs, early repayment penalties, break fees; (b) obligation evidenced by a note, bond, debenture or similar instrument (including a standby letter of credit); (c) surety bond; (d) swap or hedging Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; (i) interest, fee or other expense regarding any of the foregoing, (j) outstanding checks, or (k) all intercompany payables owed by Seller to Hanover.

(n) “IRS” means the Internal Revenue Service.

(o) “Key Employees” means (i) John Matthew Orosz, (ii) Steve Orosz, (iii) Colby Franks, and (iv) Thomas Benjamin Snyder.

(p) “Knowledge of Seller” or “Seller’s Knowledge” means, with respect to

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any fact or matter in question, (i) the actual knowledge of any Seller Member or Key Employee and (ii) the knowledge that each of the foregoing individuals would reasonably be expected to have after reasonable investigation.

(q) “Materiality Qualifier” means a qualification to a representation or warranty by use of “material,” “materially,” “in all material respects,” or other variations of the word “material” or by a reference regarding the occurrence or non occurrence or possible occurrence or non occurrence of a Seller Material Adverse Effect or Parent Material Adverse Effect, as applicable.

(r) “Neutral Auditor” means KPMG, Deloitte or an alternative financial expert from a nationally recognized independent public accounting firm jointly selected by Parent and Seller; provided that the Neutral Auditor will not be an accounting firm used by either Seller or Buyer (or any of either’s Affiliates) within the preceding three years for audit or valuation purposes.

(s) “Ordinary Course of Business” means the ordinary course of conduct of the business of Seller, which is consistent in nature, scope and magnitude with past practices of Seller (including with respect to quantity and frequency) and is taken in the ordinary course of the normal, day-to-day operations.

(t) “Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement.

(u) “Permits” means all permits, licenses, variances, ordinances, entitlements, allocations, filings, notices and approvals from, with or to any Governmental Authority or any third party, including zoning approval, certificate of occupancy, parking licenses, plan approval, signage licenses, drainage and detention rights, development rights or other similar rights, including any prepaid impact fees, impact fee credits, or similar development credits; building licenses or permits, homeowners’ association approvals, and all utilities commitments and capacities and other similar documents.

(v) “Permitted Lien” means as applicable, (i) any Lien for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which Seller, not Buyer, will be responsible); (ii) any Lien for deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by Applicable Law; (iii) any Lien, whether statutory or common law, that is not yet due and payable and was incurred in the Ordinary Course of Business, in favor of carriers, warehousemen, mechanics, and materialmen, to secure claims for labor, materials, or supplies, and other like liens (including notices of commencement identified as such Liens and pertaining to the Owned Real Property); (iv) such Liens, covenants, conditions, easements and exceptions to title as Parent or Buyer may expressly agree to in writing, (v) such Liens, covenants, conditions, easements and exceptions expressly set forth as exceptions on Schedule B-II of the applicable written proforma title commitments delivered to Parent or Buyer prior to or on the date hereof by the Title Company in form accepted by Buyer for issuance of

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the applicable Title Policy, (vi) matters that would be disclosed by an accurate survey of the Real Property, (vii) the Retail Sales Contracts, (viii) the Assumed Real Property Leases, and (ix) local zoning ordinances and regulations applicable to the Real Property.

(w) “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

(x) “Pro Rata Portion” means, with respect to any Seller Member, his proportionate interest in Seller as of the date hereof, as set forth on Schedule A.

(y) “Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence).

(z) “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emitting, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the uncontrolled presence or the movement of Hazardous Substances through the ambient air, soil, subsurface water, groundwater, wetlands, lands or subsurface strata, directly or indirectly into the environment.

(aa) “RESPA” means the Real Estate Settlement Procedures Act of 1974, 12 U.S.C. section 2605 et seq.

(bb) “Retail Sales Subsidiary” means Royal Oak Homebuilding, LLC, a Florida limited liability company and wholly-owned subsidiary of Seller.

(cc) “Seller Material Adverse Effect” means any material adverse change, event, circumstance, occurrence, fact or development with respect to, or material adverse effect on (i) the business, condition (financial or otherwise), assets, properties, liabilities, operations, or results of operations of Seller or (ii) the ability of Seller or any Seller Member to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, Seller Material Adverse Effect shall not include any change, event, development, effect, occurrence, fact or circumstance resulting from, arising out of, or related to (A) changes or conditions in, or generally affecting, any industry in which Seller participates or from generally prevailing conditions in global economies, provided that such conditions do not have a materially disproportionate effect or impact on Seller, (B) the taking of any action required to comply with the terms of this Agreement, or (C) the taking of any action approved or consented to in writing by Parent or Buyer.

(dd) “Software” means all computer software and subsequent and earlier versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data (whether embodied in firmware, software or otherwise), materials, manuals, design notes and other items and documentation related thereto or associated therewith.

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(ee) “Solvent” means, with respect to any Person, that, as of the applicable date of determination, (i) the fair saleable value of the assets of such Person, as of such date, exceeds the sum of (A) all obligations of such Person (including contingent and other liabilities), as of such date, plus (B) the amount that will be required to pay the probable obligations of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person does not intend to incur or believe that it will incur obligations beyond its ability to pay as such obligations mature.

(ff) “Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (i) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(gg) “Take Down Contract Property” means all real estate and other property that is the subject of the Take Down Contracts, including all buildings, structures, installations, fixtures, and other improvements situated thereon and all easements, rights of way, development orders, and other rights, entitlements, and appurtenances therein or thereunto pertaining.

(hh) “Tax” or “Taxes” means all federal, territorial, state, provincial, local or foreign government taxes, levies, assessments, duties, imposts or other like assessments (including estimated taxes), including income, profits, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, excise, capital, wage, employment, payroll, withholding, Social Security, Medicare, severance, occupation, import, custom, duties, stamp, documentary, mortgage, alternative, escheat, unclaimed property, add-on minimum, environmental, franchise or other governmental taxes, imposed by any Governmental Authority responsible for the imposition of any such tax, including any interest, penalties or fines applicable or related thereto.

(ii) “Tax Code” means the Internal Revenue Code of 1986, as amended.

(jj) “Tax Return” means collectively: (i) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of any Taxes, including any amendments thereof; and (ii) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Tax Code or pursuant to any similar income, excise or other Tax provision of federal, territorial, state, provincial, local or foreign Law, including any amendments thereof.

12.2 Additional Defined Terms. The following terms shall have the meanings set forth in the sections of this Agreement indicated below:

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Defined Term	Section	Defined Term	Section
“Achievement Percentage”	2.4(a)(i)	“Excluded Assets”	1.2
“Agreed Amount”	10.3(a)	“Excluded Liabilities”	1.4(a)
“Agreement”	Recitals	“Excluded Records”	1.2(a)
“Allocation Principles”	7.3	“Final Adjustment Amount”	2.2(d)
“Allocation Statement”	7.3	“GAAP”	3.5
“Anti-Corruption Laws”	3.20(c)	“Hanover”	Recitals
“Applicable Laws”	3.20(a)	“Hanover Agreement”	Recitals
“Assigned Contracts”	1.1(k)	“Hanover Bulk Purchase”	Recitals
“Assigned Permits”	1.1(l)	“Home Warranty Obligations”	3.25(a)
“Assumed Liabilities”	1.3	“Inbound Licenses”	3.12(b)
“Assumed Real Property Lease”	1.1(h)	“Indemnified Party”	10.3(a)
“Bill of Sale and Assumption Agreement”	8.1(e)	“Indemnifying Party”	10.3(a)
“Business”	Recitals	“Individual Claim”	10.6(a)
“Business Collateral”	3.23	“Intellectual Property”	3.12(a)
“Buyer”	Recitals	“IT Assets”	3.13(d)
“Cap”	10.5(a)	“Leased Real Property”	3.10(d)
“CCRs”	3.26	“Liens”	3.4(b)
“Claim Amount”	10.3(a)	“Notice of Disagreement”	2.4(c)
“Claim Notice”	10.3(a)	“Objection Notice”	2.2(c)
“Claim”	10.3(a)	“Owned Real Property”	1.1(a)
“Closing”	2.5	“Parent”	Recitals
“Closing Purchase Price”	2.1(a)(i)	“Performance Objective”	2.4(a)(v)
“Closing Certificate”	2.2(b)	“Property”	3.10(l)
“Closing Equity Value”	2.2(c)	“Purchase Price”	2.1(a)
“Closing Indebtedness”	2.3	“Purchased Assets”	1.1
“Closing Statement”	2.2(c)	“Purchased Intellectual Property”	1.1(j)
“COBRA”	3.19(l)	“Real Estate Transfer Taxes”	7.1(b)
“Confidentiality Agreement”	5.1(a)	“Real Property”	3.10(e)
“Damages”	10.1	“Real Property Lease”	3.10(d)
“Earn-Out Payment”	2.4(a)(ii)	“Resolution Period”	10.3(a)
“Earn-Out Payment Date”	2.4(b)	“Restricted Area”	6.2(a)(i)
“Earn-Out Period”	2.4(a)(iii)	“Restricted Period”	6.2(a)
“Earn-Out Schedule”	2.4(b)	“Retail Sales Contracts”	3.27
“EBIT”	2.4(a)(iv)	“Seller Ancillary Document”	3.4(a)
“Effective Time”	2.5	“Seller Balance Sheet”	3.5
“Employment Agreements”	Recitals	“Seller Disclosure Letter”	Art. III
“Environmental Reports”	3.18(e)	“Seller Financial Statements”	3.5
“Equity Value”	2.2(a)	“Seller Material Contracts”	3.14(a)
“Estimated Closing Statement”	2.2(b)	“Seller Members”	Recitals
“Estimated Equity Value”	2.2(b)	“Seller”	Recitals
		“Survival Date”	10.4(a)

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Defined Term	Section	Defined Term	Section
“Take Down Contracts”	1.1(b)	“Threshold”	10.5(a)
“Target Amount”	2.4(a)(vi)	“Trade Accounts Payable”	1.3(b)
“Third Party Lease”	3.10(c)

[Remainder of Page Intentionally Left Blank.]

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The parties have caused this Asset Purchase Agreement to be signed and sealed as of the date first written above.

PARENT:

AV HOMES, INC. (SEAL)

By:	/s/ Roger A. Cregg
Name: Roger A. Cregg
Title: President & Chief Executive Officer

BUYER:

AVH ACQUISITION, LLC (SEAL)

By: Avatar Properties Inc., its sole member

By:	/s/ Roger A. Cregg
Name: Roger A. Cregg
Title: Chairman of the Board and Director

Asset Purchase Agreement	Signature Page

The parties have caused Asset Purchase Agreement to be signed and sealed as of the date first written above.

SELLER:

ROYAL OAK HOMES, LLC (SEAL)

By:	/s/ John Matthew Orosz
Name: John Matthew Orosz
Title: Co-President

By:	/s/ Stephen W. Orosz
Name: Stephen W. Orosz
Title: Co-President

Asset Purchase Agreement	Signature Page

The parties have caused Asset Purchase Agreement to be signed and sealed as of the date first written above.

SELLING MEMBERS:

SAM OF HEATHROW, LLC (SEAL)

By:	/s/ William S. Orosz, Jr.
Name: William S. Orosz, Jr.
Its: Manager

/s/ William Colby Franks
William Colby Franks (SEAL)

/s/ Andrew J. Orosz
Andrew J. Orosz (SEAL)

/s/ John Matthew Orosz
John Matthew Orosz (SEAL)

/s/ Jody L. Orosz
Jody L. Orosz, as trustee of the Jody L. Orosz Family Trust dated February 18, 2004 (SEAL)

/s/ Stephen W. Orosz
Stephen W. Orosz (SEAL)

/s/ William S. Orosz, Jr.
William S. Orosz, Jr., as trustee of the William S. Orosz, Jr. Family Trust dated February 18, 2004 (SEAL)

Asset Purchase Agreement	Signature Page